UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒ ☐ ☐	Preliminary Proxy Statement Definitive Proxy Statement Definitive Additional Materials	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ELECTRONICS FOR IMAGING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONICS FOR IMAGING, INC.

303 Velocity Way

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 19, 2009

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), will be held on Friday, June 19, 2009 at 9:00 a.m., Pacific Time, at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404 for the following purposes:

1.	To elect seven (7) directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To approve the amendment and restatement of our Amended 2000 Employee Stock Purchase Plan to provide for an increase in the number of shares authorized for issuance pursuant to such plan.

3.	To approve the 2009 Equity Incentive Award Plan and the reservation of an aggregate of 5,000,000 shares of the Company’s common stock for issuance pursuant to such plan.

4.	To approve a one-time fair value stock option exchange program for employees other than our named executive officers.

5.	To approve a one-time fair value stock option exchange program for our named executive officers, exchanging time-based stock options for performance-based awards.

6.	To ratify the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.

7.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote “FOR” each proposal.

Only stockholders of record at the close of business on May 19, 2009 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy electronically, by telephone or by marking, signing, dating and returning the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

/S/ BRYAN KO
Bryan Ko Secretary

Foster City, California

May     , 2009

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,

YOU ARE REQUESTED TO SUBMIT YOUR PROXY ELECTRONICALLY, OR BY TELEPHONE,

AS DESCRIBED UNDER “SUBMISSION OF PROXIES; INTERNET AND TELEPHONE VOTING” IN THE ATTACHED PROXY STATEMENT, OR

COMPLETE, SIGN AND DATE THE ENCLOSED PROXY

AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

JUNE 19, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Friday, June 19, 2009 at 9:00 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404. The Company intends to mail this Proxy Statement and accompanying proxy card on or about May 26, 2009 to stockholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect seven (7) directors to hold office until the next annual meeting or until their successors are duly elected and qualified; (2) to approve the amendment and restatement of our Amended 2000 Employee Stock Purchase Plan to provide for an increase in the number of shares authorized for issuance pursuant to such plan; (3) to approve the 2009 Equity Incentive Award Plan and the reservation of an aggregate of 5,000,000 shares of the Company’s common stock for issuance pursuant to such plan; (4) to approve a one-time fair value stock option exchange program for employees other than our named executive officers; (5) to approve a one-time fair value stock option exchange program for our named executive officers, exchanging time-based stock options for performance-based awards; (6) to ratify the appointment of the Company’s independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009; and (7) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. All proxies which are properly completed, signed and returned to the Company or properly submitted electronically or by telephone prior to the Annual Meeting will be voted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on May 19, 2009 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding and entitled to vote             shares of common stock. A quorum is a majority of the voting power of the shares entitled to vote at the Annual Meeting. As there were             eligible votes as of the record date, we will need at least             votes present in person, by telephone or by proxy at the Annual Meeting for a quorum to exist. Each holder of record of common stock on such date will be entitled to one vote per each share on all matters to be voted upon by the stockholders and may not cumulate votes for the election of directors.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, withheld votes and broker non-votes. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors. All proposals, including an uncontested election of directors, require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting. Abstentions have the same effect as negative votes on these proposals, because they represent votes that are present but not cast. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting.

Submission of Proxies; Internet and Telephone Voting

If you hold shares as a registered stockholder in your own name, you should complete, sign and date the enclosed proxy card as promptly as possible and return it using the enclosed envelope. If your completed proxy card is received prior to or at the meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s nominees as directors; (2) the amendment and restatement of our Amended 2000 Employee Stock Purchase Plan to provide for an increase in the number of shares authorized for issuance pursuant to such plan; (3) the approval of the 2009 Equity Incentive Award Plan and the reservation of an aggregate of 5,000,000 shares of the Company’s common stock for issuance pursuant to such plan; (4) the approval of a one-time fair value stock option exchange program for employees other than the Company’s named executive officers; (5) the approval of a one-time fair value stock option exchange program for the Company’s named executive officers, exchanging time-based stock options for performance-based awards; (6) the ratification of the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009; and (7) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate voting instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Solicitation

The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting and the enclosed proxy, as well as the cost of soliciting proxies relating to the Company’s proposals for the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees and will reimburse such nominees for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram, email and personal solicitation by directors, officers and regular employees of the Company or, at the Company’s request, a proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but a proxy solicitation firm will be paid its customary fee if it renders solicitation services.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive office, 303 Velocity Way, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2010, pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”), is currently expected to be December 30, 2009. The rules of the SEC also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s Proxy Statement (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2010 Annual Meeting is currently expected to be March 14, 2010. These deadlines are subject to change if the date of the 2010 Annual Meeting is more than 30 calendar days from the date of the 2009 Annual Meeting. If a stockholder gives notice of such proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board of Directors may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2010 Annual Meeting.

Additional Copies

The Company’s Annual Report for the fiscal year ended December 31, 2008 has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material. If, for whatever reason, you need a copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008, we will provide one to you free of charge upon your written request to Investor Relations at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2009: The Company’s Proxy Statement dated May      , 2009 and Annual Report for the fiscal year ended December 31, 2008 are available electronically at www.efi.com/irProxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

There are seven (7) nominees for the seven (7) Board positions authorized effective as of the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven (7) nominees named below. Proxies cannot be voted for more directors than the seven (7) nominees named. In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors by the present Board of Directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. Each person has been recommended for nomination by the Nominating and Governance Committee of the Board of Directors and has been nominated by the Board of Directors for election. Each person nominated for election has agreed to serve, and the Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

On August 22, 2008, our Board of Directors amended our Board of Director Guidelines and Nominating and Governance Committee Charter to implement a majority voting policy for the election of directors in an uncontested election. Under these amendments, in the event that a nominee for director in an uncontested election receives more “withheld” votes for his or her election than “for” votes, the director must submit a resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors will evaluate and make a recommendation to the Board of Directors with respect to the offered resignation. The Board of Directors will take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Nominating and Governance Committee’s or the Board of Directors’ consideration of the matter. The Company will publicly disclose the Board of Directors’ decision including, as applicable, the reasons for rejecting a resignation.

A holder of approximately 1% of our outstanding shares has notified us of its intent to nominate two persons to be elected as directors at the Annual Meeting. To our knowledge, this stockholder has not yet begun soliciting proxies for use at the Annual Meeting to vote in favor of its slate of directors. You may receive proxy solicitation materials from this stockholder or other persons or entities affiliated with them, including an opposition proxy statement and proxy card. We do not endorse the election of any of this stockholder’s nominees, or any other nominees for director other than the persons named in this proxy who have been recommended for nomination by the Nominating and Governance Committee of our Board of Directors and nominated by our Board of Directors for election.

The names of the nominees, each of whom is currently a director of the Company elected by the stockholders or appointed by the Board of Directors, and certain information about them as of March 31, 2009 are set forth below.

Name of Nominee and Principal Occupation	Age	Director Since
Gill Cogan(1) Founding Partner, Opus Capital Ventures LLC	57	1992
Guy Gecht Chief Executive Officer of the Company	43	2000
Thomas Georgens(3) President and Chief Operating Officer, NetApp, Inc.	49	2008
James S. Greene(2)(3) Vice President, Cisco Systems, Inc.	55	2000
Richard A. Kashnow(2)(3) Consultant, Self-Employed	67	2008
Dan Maydan(1)(2) Member, Board of Trustees, Palo Alto Medical Foundation	73	1996
Fred Rosenzweig President of the Company	53	2000

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Audit Committee.

Mr. Cogan has served as interim Chairman of the Board of the Company since June 28, 2007. Mr. Cogan is a founding Partner of Opus Capital Ventures LLC, a venture capital firm established in 2005. Previously, he was the Managing Partner of Lightspeed Venture Partners, a venture capital firm, from 2000 to 2005. From 1991 until 2000, Mr. Cogan was Managing General Partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital firm. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was Chairman and Chief Executive Officer of Formtek, Inc., an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies. Mr. Cogan holds an M.B.A. from the University of California at Los Angeles.

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was Vice President and General Manager of Controllers Products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Georgens has served as a director of the Company since April 2008. Mr. Georgens is currently President and Chief Operating Officer of NetApp, Inc., a provider of data management solutions. From January 2007 to January 2008, Mr. Georgens was Executive Vice President, Product Operations and from October 2005 to January 2007, he was Executive Vice President and General Manager of Enterprise Storage Systems for NetApp. From 1996 to 2005, Mr. Georgens served LSI Logic and its subsidiaries, including Engenio, in various capacities, including as President, Chief Executive Officer, Vice President and General Manager, and Director. Prior to working with LSI Logic and its subsidiaries, Mr. Georgens spent 11 years at EMC Corporation in a variety of engineering and marketing positions. Mr. Georgens graduated from Rensselaer Polytechnic Institute with a B.S. and M.Eng degrees in computer and systems engineering, and also holds an M.B.A. from Babson College.

Mr. Greene is currently a Vice President of Cisco Systems, Inc., a communications and information technology company, where he is responsible for the Global Financial Services business. From January 2004 until February 2005, Mr. Greene was the President and General Manager for the Global Financial Services business of TeleTech Holdings, Inc., a customer management services company. From September 2001 until February 2004, Mr. Greene was a Senior Vice President with Cap Gemini Ernst & Young, a consulting services firm, where he served clients in the global financial services industries. Prior to that he was Chief Executive Officer and President of Abilizer Solutions Inc., a global Enterprise Information Portal software business. Prior to Abilizer, Mr. Greene was a Senior Partner with Accenture, a consulting firm. Mr. Greene joined Accenture in 1979 and left in 2000 as the Managing Partner of their Western Region. Mr. Greene received his B.A. in Economics from the University of California at Davis and his M.B.A. from Santa Clara University.

Mr. Kashnow has served as a director of the Company since April 2008. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with GE, he progressed through a series of technical and general management assignments. Mr. Kashnow received a Ph.D. in physics from Tufts University in 1968 and a B.S. in physics from Worcester Polytechnic Institute in 1963. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a Captain. He also serves on the board of Ariba, Inc., a public company providing on-demand spend management solutions. Until March 2008, he served as Chairman of ActivIdentity, a public software security company. Until September 2007, he also served as Chairman of Komag, Inc., a public data storage media company which was acquired at that time by Western Digital.

Dr. Maydan was President of Applied Materials Inc., a semiconductor manufacturing equipment company, from January 1994 to April 2003 and a member of that company’s board of directors from June 1992 to October 2005. From March 1990 to January 1994, Dr. Maydan served as Applied Materials’ Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He serves on the board of directors of Infinera Corporation, a digital optical communications company and the board of directors of a privately held company. Dr. Maydan is a member of the Board of Trustees of the Palo Alto Medical Foundation (P.A.M.F.). Dr. Maydan received his B.S. and M.S. degrees in electrical engineering from Technion, the Israel Institute of Technology, and his Ph.D. in Physics from Edinburgh University in Scotland.

Mr. Rosenzweig was appointed President of the Company as of January 1, 2000. From July 1999 to January 2004 he served as Chief Operating Officer of the Company. From August 1998 to July 1999, Mr. Rosenzweig served as Executive Vice President. From January 1995 to August 1998, Mr. Rosenzweig served as Vice President, Manufacturing and Support of the Company. From May 1993 to January 1995, Mr. Rosenzweig served as Director of Manufacturing of the Company. Prior to joining the Company, from July 1992 to May 1993, he was a plant general manager at Tandem Computers Corporation, a computer company. From October 1989 to July 1992, Mr. Rosenzweig served as a systems and peripheral test manager at Tandem Computers Corporation. Mr. Rosenzweig holds a B.S. in Metallurgical Engineering from The Pennsylvania State University and an M.B.A. from the University of California at Berkeley.

In an uncontested election, directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote.

The Company’s Board of Directors recommends a vote “FOR” the election of all seven (7) nominees listed above. Proxies received by the Company will be voted “FOR” the election of all nominees listed above unless the stockholder specifies otherwise in the proxy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of Board of Directors and Committees

The Board of Directors of the Company held a total of twelve (12) meetings in 2008. The Board of Directors has established the following committees, among others, to assist the Board of Directors in discharging its duties: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee. Current copies of the charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee as well as the Board of Director Guidelines can be found on the Company’s website at www.efi.com. Each director attended 75% or more of the total number of meetings of the Board and of the committees thereof, if any, upon which such director served during 2008.

Audit Committee

The Audit Committee currently consists of Directors Georgens, Greene and Kashnow. The Audit Committee conducted ten (10) meetings in 2008. The Audit Committee approves the engagement of and the services to be performed by the Company’s independent auditors and reviews the Company’s accounting principles and its system of internal accounting controls. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ rules and also meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our Board of Directors has determined that Mr. Kashnow is an “audit committee financial expert” as defined by the SEC.

The Audit Committee oversees the Company’s Ethics Program, which presently includes, among other things, the Company’s Code of Business Conduct and Ethics, the Company’s Code of Ethics for the Management Team, the Company’s Code of Ethics for the Accounting and Finance Team and the Company’s Code of Ethics for the Sales Team (collectively, the “Codes”), an Internal Audit Committee responsible for receiving and investigating complaints, a 24-hour global toll-free hotline and an internal website whereby employees can anonymously submit complaints via email. The Company’s Codes can be found on the Company’s website at www.efi.com.

Compensation Committee

The Compensation Committee currently consists of Directors Cogan and Maydan. The Compensation Committee held nine (9) meetings in 2008. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ rules. The Compensation Committee reviews and approves the Company’s executive compensation policy and administers the Company’s stock plans. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares and approves the Compensation Committee Report for inclusion in our proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Directors Greene, Kashnow and Maydan. The Nominating and Governance Committee met twice in 2008. The Board has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ rules. The Nominating and Governance Committee develops and recommends governance principles, recommends director nominees to the Board of Directors and considers the resignation offers of any nominee for director, in accordance with its charter and the Company’s Board of Director Guidelines.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”

The Nominating and Governance Committee will consider suggestions of nominees from stockholders. Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Nominating and Governance Committee at the Company’s headquarters address. To be timely, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the subject annual meeting.

The written materials must include: (1) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) the name(s) and address(es) of the stockholders making the nomination and the amount of the Company’s securities that is owned beneficially and of record by such stockholder(s); (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on the criteria described below; (4) a representation that the stockholder is a holder of stock of the Company entitled to vote on the date of submission of such written materials; and (5) any material interest of the stockholder in the nomination.

In accordance with the Company’s majority voting policy, the Nominating and Governance Committee will also consider the resignation offer of any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, and recommend to the Board the action it deems appropriate to be taken with respect to such offered resignation.

Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should be addressed to:

Electronics For Imaging, Inc.

Attention: Nominating and Governance Committee

c/o Bryan Ko

303 Velocity Way

Foster City, CA 94404

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, number of other company boards on which the candidate serves and ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under SEC and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•	Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC and NASDAQ rules.

•	Composition of the Board of Directors and whether the prospective nominee will add to or complement the Board’s existing strengths.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought (based on input from the full Board).

•	Outside Advisors. The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

•	For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, the number of other company boards on which the individual serves, composition of the Board at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

•

Management Directors.    The number of officers or employees of the Company serving at any time on the Board should be limited such that, at all times, a majority of the directors is “independent” under applicable SEC and NASDAQ rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee will determine the list of potential candidates to be recommended to the full Board for nomination at the annual meeting or appointment to the Board of Directors between annual meetings. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Governance Committee.

COMPENSATION OF DIRECTORS

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2008.

Name(1) (a)	Fees earned or paid in cash ($) (b)	Stock awards ($)(2)(3) (c)	Option awards ($)(2)(3) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Gill Cogan	$102,750	$82,223	$69,660	—	—	—	$254,633
Thomas Georgens	43,500	—	49,611	—	—	—	93,111
James S. Greene	115,500	82,223	162,308	—	—	—	360,031
Richard A. Kashnow	59,750	—	49,611	—	—	—	109,361
Dan Maydan	115,000	82,223	90,961	—	—	—	288,184
Christopher Paisley	33,000	30,693	0	—	—	—	63,693

(1)	Guy Gecht, the Company’s Chief Executive Officer, and Fred Rosenzweig, the Company’s President, are not included in this table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Messrs. Gecht and Rosenzweig as employees of the Company is shown in the Summary Compensation Table for 2008 on page 63 of this Proxy Statement. Mr. Paisley did not stand for reelection to the Board of Directors at our 2008 Annual Meeting held on May 20, 2008 and is no longer a director of the Company. Thomas Georgens and Richard Kashnow were appointed to the Board in April 2008.
(2)	At December 31, 2008, the aggregate number of stock awards outstanding for each independent director was as follows: Gill Cogan 9,000, including 3,000 restricted stock awards and 6,000 restricted stock units; Thomas Georgens 0; James S. Greene 9,000, including 3,000 restricted stock awards and 6,000 restricted stock units; Richard Kashnow 0; Dan Maydan 9,000, including 3,000 restricted stock awards and 6,000 restricted stock units; Christopher Paisley 0. At December 31, 2008, the aggregate number of option awards outstanding for each independent director was as follows: Gill Cogan 151,668, of which 121,043 were vested and 30,625 were unvested; Thomas Georgens 40,000, all unvested; James S. Greene 81,623, of which 25,534 were unvested and 56,089 were vested; Richard Kashnow 40,000, all unvested; Dan Maydan 25,000, all unvested; Christopher Paisley 0. During 2008, 15,000 shares of common stock subject to option awards granted to Mr. Cogan in 1998 expired.

In addition, the following option awards to non-employee directors were repriced in connection with the settlement of the derivative litigation.

Repriced option awards

Name	Grant Date (corrected as required)	Number of Options Subject to Amendment	Original Exercise Price Per Share	Amended Exercise Price Per Share
Dan Maydan	06/08/99	18,000	$33.81	$48.38
	11/25/03	2,934	26.59	26.85
Gill Cogan	10/05/98	15,000	13.75	20.19
	06/08/99	18,000	33.81	48.38
	02/12/01	20,000	13.75	22.06
	11/25/03	22,000	26.59	26.85
James S. Greene	11/25/03	22,000	26.59	26.85

In addition, the following option awards having Hull-White values as set forth in the table below were surrendered by non-employee directors in connection with the settlement of the derivative litigation.

Surrendered option awards

Name	Grant Date (corrected as required)	Number of Surrendered Options	Hull-White Value	Total Value of Surrendered Options
Dan Maydan*	06/08/99	18,000	$0.23	$4,140.00
	03/15/06	25,000	3.04	76,000.00
	11/25/03	2,934	1.63	4,782.42
	07/22/05	25,000	3.41	85,250.00

			Total	$170,172.42

James S. Greene	03/15/06	22,512	$3.04	$68,436.48
	11/25/03	9,533	1.63	15,538.79

			Total	$83,975.27

*	Mr. Maydan also repaid to the Company an amount of $19,456.
(3)	Amounts included in the “Stock Awards” and “Option Awards” columns represent the compensation cost, except disregarding estimated forfeitures, that was recognized by us in the year ended December 31, 2008 on all previously-granted awards and options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments,” or “SFAS 123R.” See Note 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2008 regarding assumptions underlying valuation of equity awards.

The compensation of the non-employee directors serving on the Board is determined by the Compensation Committee. Employee members of the Board currently receive cash and equity compensation in connection with their service to the Company and do not receive any additional compensation for service on the Board.

Cash Compensation.    Non-employee members of the Board of Directors receive cash compensation in the form of the annual retainers and attendance fees per meeting of the Board of Directors and its committees as set forth below:

Annual Retainer for Each Non-Employee Director	$25,000
Audit Committee Chairperson Retainer	$10,000
Audit Committee Member Retainer	$5,000
Compensation Committee Chairperson Retainer	$5,000
Compensation Committee Member Retainer	$2,500
Nominating and Governance Chairperson Retainer	$5,000
Nominating and Governance Member Retainer	$2,500
Special Committee Member Compensation	$50,000
Board Meeting Attendance (in person)	$2,000
Board Meeting Attendance (by telephone)	$1,000
Audit Committee Meeting Attendance (in person)	$4,000	(Chairperson	)
	$2,000	(other directors	)
Audit Committee Meeting Attendance (by telephone)	$2,000	(Chairperson	)
	$1,000	(other directors	)
Compensation Committee Attendance	$2,000	(Chairperson	)
	$1,000	(other directors	)
Compensation Committee Attendance (by telephone)	$1,000	(Chairperson	)
	$500	(other directors	)
Nominating and Governance Committee Attendance	$2,000	(Chairperson	)
	$1,000	(other directors	)
Nominating and Governance Committee Attendance (by telephone)	$1,000	(Chairperson	)
	$500	(other directors	)

The Company also reimburses each non-employee member of the Board of Directors for out-of-pocket expenses incurred in connection with attendance at meetings.

Equity Compensation.    During 2008, each of Messrs. Cogan, Greene and Maydan was granted (i) an option to purchase 25,000 shares of common stock at an exercise price of $16.32 per share, vesting with respect to 25% of the shares on August 15, 2009, and thereafter with respect to an additional 2.5% of the shares each month, with full vesting in 42 months and (ii) 6,000 Restricted Stock Units (“RSUs”), vesting with respect to one-fourth of the shares on the first, second, third and fourth anniversaries of the date of grant. Each RSU represents a contingent right to receive one share of Company’s common stock. Each of Messrs. Georgens and Kashnow, the newly elected directors of the Company, was granted an option to purchase 40,000 shares of common stock at an exercise price of $16.32 per share, vesting with respect to 25% of the shares on August 15, 2009, and thereafter with respect to an additional 2.5% of the shares each month, with full vesting in 42 months.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Indemnification of Officers and Directors

As permitted under Delaware law, pursuant to our bylaws, charter and indemnification agreements that we have entered into with our current and former executive officers, directors and general counsel, we are required, subject to certain limited qualifications, to indemnify our executive officers, directors and general counsel for certain events or occurrences while the executive officer, director or general counsel is, or was serving, at our request in such capacity. The indemnification period covers all pertinent events and occurrences during the executive officer’s, director’s or general counsel’s lifetime. Our indemnification obligations generally extend to the derivative shareholder suits and NASDAQ Global Select Market delisting proceedings of the Company. In this regard, we have received, and expect to receive, requests for indemnification by certain current and former executive officers and directors in connection with the review of our historical stock option granting practices and the related restatement, related government inquiries and derivative shareholder suits. The maximum potential amount of future payments we may be obligated to make under these indemnification agreements is unlimited; however, we have director and officer insurance coverage that limits our exposure and may enable us to recover a portion of any future amounts paid.

Related Party Transactions

The Audit Committee of our Board was responsible for reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K during 2008.

The Company has previously entered into employment agreements with its named executive officers. These agreements are described below under “Employment Agreements.”

There were no other related party transactions as defined under Item 404 of Regulation S-K during 2008.

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on each of its committees is independent, as the term is defined by NASDAQ rules and the SEC.

COMMUNICATION WITH THE BOARD

The Board of Directors has established a process to receive communications from stockholders. Stockholders who wish to communicate with any member (or all members) of the Board should send such communications via regular mail addressed to the Company’s Corporate Secretary, at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404. The Corporate Secretary will review each such communication and forward it to the appropriate Board member or members as he deems appropriate.

The Company encourages its directors to attend the annual meeting of stockholders. Three directors attended the Company’s last annual meeting.

PROPOSAL TWO

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR

AMENDED 2000 EMPLOYEE STOCK PURCHASE PLAN

The Company’s stockholders are being asked to approve the amendment and restatement of the Electronics For Imaging, Inc. Amended 2000 Employee Stock Purchase Plan (the “ESPP”) to provide for an increase in the number of shares authorized for issuance under the ESPP of 3,000,000 shares. The amendment and restatement of the ESPP does not include an automatic increase in the number of shares reserved for issuance under the ESPP, in contrast to the existing ESPP, which provides for an automatic increase on an annual basis.

The purpose of the share increase is to ensure that we will continue to have a sufficient reserve of common stock available under the ESPP to provide eligible employees of the Company and its participating affiliates with the opportunity to acquire the common stock of the Company through participation in a payroll-deduction based employee stock purchase program designed to operate in compliance with Section 423 of the Internal Revenue Code. Of the currently authorized 3,154,509 shares, approximately 310,000 shares remain available for issuance under the ESPP. If approved, the Company estimates that the approximate life of the amended and restated ESPP will be three years at current stock price levels.

The amendment and restatement of the ESPP was approved by the Board on April 21, 2009, subject to stockholder approval. If approved, the total number of shares of common stock authorized for issuance under the ESPP will be a fixed number and will no longer increase automatically on an annual basis.

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the amendment and restatement of the ESPP. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. Should such stockholder approval not be obtained, then the amendment and restatement of the ESPP will not be implemented, and any purchase rights granted on the basis of that increase will immediately terminate.

The Company’s Board of Directors unanimously recommends a vote “FOR” the amendment and restatement of the ESPP.

Description of the ESPP

The essential features of the ESPP are outlined below. The following summary is qualified in its entirety by the full text of the ESPP, which is attached as Appendix A to this Proxy Statement.

Purpose

The purpose of the ESPP is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the ESPP) may be given an opportunity to purchase common stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, to provide incentives for such persons to exert maximum efforts for the success of the Company and to better align the interests of our employees with the interests of our stockholders. All of the Company’s approximately 1,867 employees, which includes officers of the Company and employees of the Company’s subsidiaries, are eligible to participate in the ESPP.

The rights to purchase common stock granted under the ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration

The Board administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it. The Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase common stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the ESPP.

Under the terms of the ESPP, the Board has the power to delegate administration of the ESPP to a committee composed of not fewer than two (2) members of the Board. As used herein with respect to the ESPP, the “Board” refers to any committee the Board appoints, as well as to the Board itself.

Stock Subject to the ESPP

The current number of shares of common stock reserved for issuance under the ESPP is 3,154,509 of which approximately 310,000 shares remain available for issuance. If this proposal is approved, this number of shares of common stock reserved for issuance would be increased by 3,000,000 shares. The ESPP currently provides that the number of available shares under the ESPP will automatically increase on the first trading day in January of each calendar year during the term of the ESPP, beginning with calendar year 2006 and continuing through calendar year 2012, by an amount equal to 0.75% of the total number of shares of common stock outstanding on the last trading day of December in the immediately preceding calendar year. If this proposal is approved, the number of shares reserved for issuance under the ESPP will no longer automatically increase.

Offerings

The ESPP is implemented by periodic offerings of rights to all eligible employees from time to time, as determined by the Board. The maximum period of time for an offering is 27 months. The Board, when establishing an offering, will determine the specific terms for such offering within the criteria permitted by the ESPP, including the length of the offering and the date or dates on which purchases will occur during the offering.

Eligibility

The Board has the discretion, from time to time, and within the parameters specified in the ESPP, to establish the eligibility requirements for employees to participate in any offering under the ESPP, including whether employees of any of the Company’s subsidiaries are eligible and the length of time (if any) an employee must have been employed by the Company or a participating subsidiary in order to become eligible. However, the period of employment for eligibility may not exceed two (2) years. In addition, the Board may exclude employees who customarily work twenty (20) or fewer hours per week and five (5) or fewer months per year.

No employee is eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue rights to purchase common stock under the ESPP at an annual rate that would exceed $25,000 worth of shares of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates. Officers and affiliates are eligible to participate in the ESPP; however, the Board may provide that certain highly compensated employees may not be eligible to participate in the ESPP.

Participation in the ESPP

Eligible employees will enroll in the ESPP by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions from such employees’

compensation during the offering. The Board for each offering shall define “compensation” that will be taken into account for such purpose (for example, as base salary only or as total compensation, including bonuses and commissions, etc.). The Board also shall designate the maximum amount of such compensation, not exceeding 10% thereof, that a participant may have withheld and contributed during the offering.

Purchase Price

The purchase price per share at which shares of common stock are sold in an offering under the ESPP will be the lower of: (i) 85% of the fair market value of a share of common stock on the date the right to purchase such shares was granted (generally the first day of the offering), or (ii) 85% of the fair market value of a share of common stock on the applicable purchase date.

Payment of Purchase Price; Payroll Deductions

The amount used to purchase shares is accumulated by payroll deductions over the course of an offering. Participants may increase, reduce or terminate their payroll deductions during an offering to the extent provided by the Board in the terms of the offering. The Board also may provide the extent to which eligible employees, including employees who were not yet eligible at the start of the offering, may commence participating in an offering after the offering already has begun.

All payroll deductions made for a participant will be credited to his or her account under the ESPP and deposited with the general funds of the Company. A participant may not make additional payments into such account, unless specifically provided for in the offering terms and only if the maximum permitted amount has not already been withheld.

Purchase of Stock

On each purchase date under the ESPP, the balance of payroll deductions then held by the Company for the account of each participant will be applied to the purchase of shares of common stock for the participant. In connection with each offering under the ESPP, the Board may specify a maximum number of shares of common stock an employee may be granted the right to purchase on each purchase date or during an offering and a maximum aggregate number of shares of common stock that may be purchased by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of common stock available, then the Board will make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued (see “Withdrawal” below), his or her right to purchase shares is exercised automatically on each purchase date at the applicable price.

Withdrawal

A participant may withdraw from a given offering under the ESPP by terminating his or her payroll deductions and by delivering to the Company a notice of such withdrawal. The terms of an offering established by the Board may limit withdrawals to specified periods prior to a purchase date.

Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated.

Termination of Employment

Rights granted pursuant to any offering under the ESPP terminate immediately upon cessation of an employee’s employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

Rights granted under the ESPP are not transferable and may be exercised only by the person to whom such rights are granted.

Effective Date, Duration, Amendment and Termination

The ESPP initially became effective on August 1, 2000. If approved by the stockholders, the amended and restated ESPP shall become effective as of April 21, 2009, the date of the Board approval.

The ESPP has no fixed expiration date although the Board may suspend or terminate the ESPP at any time. The Board may also amend the ESPP at any time. Any amendment of the ESPP must be approved by the Company’s stockholders within twelve (12) months of its adoption by the Board if the amendment would require stockholder approval in order for the ESPP to comply with Section 423 of the Code or Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Rights granted before amendment or termination of the ESPP may not be impaired by any amendment or termination of the ESPP without consent of the employee to whom such rights were granted, except as may be necessary to comply with any applicable law or Section 423 of the Code.

Effect of Certain Corporate Events

In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the ESPP or substitute similar rights, or the purchase date under any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event. Any such determination will be made by the Board.

Stock Subject to ESPP

In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, reorganization, stock dividend, stock split, combination of shares, exchange of shares or other change in capital structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to the class and maximum number of securities subject to the ESPP and the class and number of shares and price per share of stock subject to each outstanding purchase right.

Federal Income Tax Information

The U.S. federal income tax consequences of the ESPP under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the ESPP. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Rights granted under the ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant until the sale or disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is sold or otherwise disposed of for a gain more than two (2) years after the granting of the right to purchase the stock (typically, the beginning of the offering period) and more than one (1) year after the purchase date on which the stock is sold to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (ii) the excess of the fair market value of the stock as of the time the right was granted over the purchase price (determined as of the time the right was granted) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

If the stock is sold or otherwise disposed of before the expiration of either of the holding periods described above (a “disqualifying disposition”), then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is recognized by the participant, and a capital loss is realized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the ESPP. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant in connection with a disqualifying disposition (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations). The Company will not be entitled to any deductions if the holding periods above are satisfied.

Securities Underlying Awards

As of April 30, 2009 the closing price of our common stock as reported on the NASDAQ Global Select Market was $9.82 per share.

New Plan Benefits

The benefits that will be received by or allocated to eligible employees under the ESPP cannot be determined at this time because the amount of contributions set aside to purchase shares of our common stock under the ESPP (subject to the limitations discussed below) is entirely within the discretion of each participant.

Since the inception of the ESPP, shares of our common stock have been purchased under the ESPP as follows: Guy Gecht, Chief Executive Officer—13,859 shares; Fred Rosenzweig, President—0 shares; John Ritchie, Chief Financial Officer—13,912 shares; Non-Executive Director Group—0 shares; and Non-Executive Employee Group (including, for the purpose of this disclosure, a former named executive officer)—2,815,938 shares.

Vote Required

Adoption of the amendment and restatement of the ESPP requires approval by the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” the approval of the amendment and restatement of the ESPP must exceed the number of votes “AGAINST” the approval of the amendment and restatement of the ESPP.

The Board of Directors recommends a vote in favor of Proposal Two. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

PROPOSAL THREE

APPROVAL OF OUR 2009 EQUITY INCENTIVE AWARD PLAN AND THE

RESERVATION OF AN AGGREGATE OF 5,000,000 SHARES OF THE COMPANY’S

COMMON STOCK FOR ISSUANCE PURSUANT TO SUCH PLAN

The Company’s stockholders are being asked to approve the Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan (the “2009 Plan”) and the reservation of an aggregate of 5,000,000 shares of the Company’s common stock for issuance pursuant to the 2009 Plan. If the 2009 Plan is approved, then no additional grants will be made under the Company’s 2007 Equity Incentive Award Plan (the “Prior Plan”). The 2009 Plan, if approved by our stockholders, will replace the Prior Plan and be used to help attract, retain and motivate employees, consultants and directors.

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the 2009 Plan. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved. Should stockholder approval of this proposal not be obtained, then the 2009 Plan will not be implemented.

The Company’s Board of Directors unanimously recommends a vote “FOR” the approval of the 2009 Plan.

The following summarizes the terms of the 2009 Plan, and the summary is qualified in its entirety by reference to the full text of the 2009 Plan, which is attached as Appendix B to this Proxy Statement.

General

The Board has adopted, subject to stockholder approval, the 2009 Plan for employees and consultants of the Company and its subsidiaries and members of the Board, or as applicable, members of the board of directors of a subsidiary (collectively, “Directors”). The 2009 Plan is intended to replace the Prior Plan, which as of April 30, 2009, had approximately 500,000 shares available for issuance. The 2009 Plan will become effective upon its approval by our stockholders pursuant to this Proposal Three. If the 2009 Plan becomes effective, then the Prior Plan will be terminated on the date the 2009 Plan becomes effective, provided, that any awards outstanding under the Prior Plan will remain outstanding pursuant to the terms of the Prior Plan.

The Board believes that the 2009 Plan will promote the success and enhance the value of the Company by continuing to link the personal interests of participants to those of the Company and its stockholders and by providing participants with an incentive for outstanding performance to generate superior returns to our stockholders. The Board further believes that the 2009 Plan will provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, consultants and Directors upon whose judgment, interest and special effort the successful operation of the Company is largely dependent.

The 2009 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units and performance-based awards to eligible participants. A summary of the principal provisions of the 2009 Plan is set forth below.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the deductibility of compensation paid to certain executive officers of a publicly-held corporation to $1.0 million in any taxable year of the corporation. Certain types of compensation, including “qualified performance-based compensation,” are exempt from this deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors;”

•	The material terms of the performance goals must be disclosed to and approved by the stockholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Section 162(m) contains a special rule for stock options and stock appreciation rights (“SARs”) which provides that stock options and SARs will satisfy the qualified performance-based compensation exception if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. The 2009 Plan has been designed to permit a committee, which may be the Board or a committee appointed by the Board (collectively, for the purposes of this Proposal Three, the “Committee”), to grant stock options, SARs and other awards which may qualify as qualified performance-based compensation under Section 162(m) of the Code.

Administration

The 2009 Plan will be administered by the Committee, except that with respect to awards granted to independent directors, the Board will administer the 2009 Plan. Unless otherwise determined by the Board, the Committee will consist solely of two or more Board members who are “outside directors” for purposes of Section 162(m) of the Code, Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange Act) and “independent directors” under the NASDAQ rules. The Board or the Committee may delegate to a committee of one or more Board members or one or more Company officers the authority to grant or amend awards under the 2009 Plan to participants other than (i) senior Company executives who are subject to Section 16 of the Exchange Act, (ii) employees who are “covered employees” within the meaning of Section 162(m) of Code, and (iii) Company officers or Directors to whom the authority to grant or amend awards under the 2009 Plan has been delegated.

The Committee will have the exclusive authority to administer the 2009 Plan, including the power to (i) designate participants under the 2009 Plan, (ii) determine the types of awards granted to participants under the 2009 Plan, the number of such awards, and the number of shares of our common stock subject to such awards, (iii) determine and interpret the terms and conditions of any awards under the 2009 Plan, including the vesting schedule, exercise price, whether to settle, or accept the payment of any exercise price, in cash, common stock, other awards or other property, and whether an award may be cancelled, forfeited or surrendered, (iv) prescribe the form of each award agreement, and (v) adopt rules for the administration, interpretation and application of the 2009 Plan. The Committee will not have the authority to accelerate the vesting or waive the forfeiture of any performance-based awards.

Eligibility

Persons eligible to participate in the 2009 Plan include all employees (which includes officers of the Company), Directors and consultants of the Company and its subsidiaries, as determined by the Committee. As of April 30, 2009, approximately 1,867 employees, 7 Directors and approximately 39 consultants would be eligible to participate in the 2009 Plan.

Limitation on Awards and Shares Available

The aggregate number of shares of common stock that may be issued or transferred under the 2009 Plan is 5,000,000, provided, however, that the aggregate number of shares issued during the 2009 calendar year shall not exceed 2,500,000, excluding shares issued under the one-time fair value stock option exchange programs described in Proposals Four and Five. In addition, no more than 5,000,000 shares of our common stock may be issued upon the exercise of incentive stock options. On the effective date of the 2009 Plan, the Prior Plan will be terminated, provided, that any awards outstanding under the Prior Plan will remain outstanding pursuant to their terms.

The shares of common stock covered by the 2009 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. If an award under the 2009 Plan is forfeited (including a reimbursement of an unvested award upon a participant’s termination of employment at a price equal to the par value of the common stock subject to the award) or expired, any shares of common stock subject to the award may be used again for new grants under the 2009 Plan. The maximum number of shares of common stock subject to one or more awards granted to any one employee under the 2009 Plan shall be (i) 2,000,000 as to awards granted to an employee during the fiscal year of the Company in which the employee is initially employed by the Company or any subsidiary and (ii) 1,000,000 as to awards granted to an employee in any subsequent fiscal year.

Awards

The 2009 Plan provides for grants of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units and performance-based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2009 Plan.

During the 2009 calendar year, the vesting conditions of awards to be granted to our officers and Directors shall be allocated equally between time-based conditions and performance-based conditions, with respect to which the performance-based conditions may be metrics of either stock price appreciation or return on equity based on annual non-GAAP results, as determined in the discretion of the Committee, provided that the allocation between the two performance-based metrics must, for each metric, exceed zero percent.

Upon the approval by the Committee, any officer or Director award granted during the 2009 calendar year utilizing the stock price appreciation metric will vest in four equal installments based upon the average price of our common stock for 20 consecutive trading days as quoted on the NASDAQ Global Select Market, as follows:

•	25% when the average price equals or exceeds 150% of our closing stock price on the grant date;

•	25% when the average price equals or exceeds 175% of our closing stock price on the grant date;

•	25% when the average price equals or exceeds 200% of our closing stock price on the grant date; and

•	25% when the average price equals or exceeds 225% of our closing stock price on the grant date.

Upon the approval by the Committee, any officer or Director award granted during the 2009 calendar year utilizing the return on equity metric will vest in five equal installments as follows:

•	20% when the Company’s annual return on equity percentage, on a non-GAAP basis, is equal to or greater than two percentage points more than the percentage for the fiscal year 2008.

•	20% when the Company’s annual return on equity percentage, on a non-GAAP basis, is equal to or greater than four percentage points more than the percentage for the fiscal year 2008.

•	20% when the Company’s annual return on equity percentage, on a non-GAAP basis, is equal to or greater than six percentage points more than the percentage for the fiscal year 2008.

•	20% when the Company’s annual return on equity percentage, on a non-GAAP basis, is equal to or greater than eight percentage points more than the percentage for the fiscal year 2008.

•	20% when the Company’s annual return on equity percentage, on a non-GAAP basis, is equal to or greater than ten percentage points more than the percentage for the fiscal year 2008.

The Committee shall make the final determination of return on equity and return on equity percentage point improvements. The determination of return on equity shall be derived from the Company’s audited financial statements for the applicable calendar year and the base year. For example, if the Company’s 2008 return on equity is 8% and an award of 1,000 stock options was granted using the return on equity metric, and in 2009 the Company’s return on equity percentage was 14%, then upon such determination, 600 shares underlying such stock options would vest immediately.

Stock Options.    Stock options, including incentive stock options (as defined under Section 422 of the Code) and nonqualified stock options may be granted pursuant to the 2009 Plan. The exercise price of incentive stock options and nonqualified stock options granted pursuant to the 2009 Plan will not be less than 100% of the fair market value of the common stock on the date of grant, unless incentive stock options are granted to any individual who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of our stock (the “Ten Percent Owner”), whereupon the exercise price of such incentive stock options will not be less than 110% of the fair market value of the common stock on the date of grant. Incentive stock options and nonqualified stock options may be exercised as determined by the Committee, but in no event after (i) the fifth anniversary of the date of grant with respect to incentive stock options granted to a Ten Percent Owner, or (ii) the tenth anniversary of the date of grant with respect to incentive stock options granted to other employees and nonqualified stock options. Nonqualified stock options may be exercised as determined by the Committee. Upon the exercise of a stock option, the exercise price must be paid in full in cash, by tendering previously-acquired shares of common stock with a fair market value at the time of exercise equal to the aggregate exercise price of the option or the exercised portion thereof or by tendering other property acceptable to the Committee.

Restricted Stock.    Restricted stock awards may be granted pursuant to the 2009 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the Committee (including zero), that is subject to transfer restrictions and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Committee.

Stock Appreciation Rights.    A SAR is the right to receive payment of an amount equal to (i) the excess of (A) the fair market value of a share of common stock on the date of exercise of the SAR over (B) the fair market value of a share of common stock on the date of grant of the SAR, multiplied by (ii) the aggregate number of shares of common stock subject to the SAR. Such payment will be in the form of cash, common stock or a combination of cash and common stock, as determined by the Committee, and SARs settled in common stock shall satisfy all of the restrictions imposed by the 2009 Plan upon stock option grants. Each SAR must be evidenced by a written award agreement with terms and conditions consistent with the 2009 Plan. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, provided that the term of any SAR shall not exceed ten years.

Restricted stock units.    Restricted stock units may be granted pursuant to the 2009 Plan, typically without consideration from the participant. Restricted stock units may be subject to vesting conditions including continued employment or achievement of performance criteria established by the Committee. Like restricted stock, restricted stock units may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, the common stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Performance shares.    Awards of performance shares are denominated in a number of shares of common stock and may be linked to any one or more performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

Performance stock units.    Awards of performance stock units are denominated in unit equivalent of shares of common stock and/or units of value, including dollar value of shares of common stock, and may be linked to any one or more performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

Dividend equivalents.    Dividend equivalents are rights to receive the equivalent value (in cash or common stock) of dividends paid on common stock. Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares that are subject to any award held by the participant. Dividend equivalents are converted to cash or additional shares of common stock by such formula and at such time subject to such limitations as may be determined by the Committee. Dividend equivalents granted with respect to options or SARs that are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code are payable with respect to pre-exercise periods, regardless of whether such options or SARs are subsequently exercised.

Stock payments.    Stock payments include payments in the form of common stock, options or other rights to purchase common stock made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the Committee and may be based upon performance criteria determined appropriate by the Committee, determined on the date such stock payment is made or on any date thereafter.

Deferred stock.    Deferred stock may be awarded to participants and may be linked to any performance criteria determined to be appropriate by the Committee. Common stock underlying a deferred stock award will not be issued until the deferred stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee, and unless otherwise provided by the Committee, recipients of deferred stock generally will have no rights as a stockholder with respect to such deferred stock until the time the vesting conditions are satisfied and the stock underlying the deferred stock award has been issued.

Performance-based awards.    The Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee for the period are satisfied. With regard to a particular performance period, the Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Committee may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed by the Company or any qualifying subsidiaries on the date the performance-based award is paid to be eligible for a performance-based award for any period. Stock options and SARs granted under the 2009 Plan will generally satisfy the exception for qualified performance-based compensation since they will be made by a qualifying compensation committee, the plan sets forth the maximum number of shares of common stock which may be subject to awards granted to any one participant during any calendar year, and the per share exercise price of options and SARs must be at least equal to the fair market value of a share of common stock on the date of grant.

Pre-established performance goals for awards intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of common stock and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Full value award limitations.    Except as may be determined by the Committee in the event of a participant’s death, disability or retirement, or in connection with a change in control event, “Full Value Awards” (that is, restricted stock awards, performance share awards, performance stock unit awards, stock payment awards, dividend equivalents awards, deferred stock awards or restricted stock unit awards) that vest solely based on the passage of time must vest over a period of not less than three years and performance awards must vest over a period of not less than one year (which shall include fully-vested awards granted in lieu of cash awards that have been earned based on a performance period of at least one year). These vesting limitations shall not apply to a limited basket consisting of up to 10% of the shares of common stock available for issuance (as described in more detail above) or to awards granted to newly hired employees.

Transferability of awards.    Awards cannot be assigned, transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee. The Committee may provide in any award agreement that an award may be transferred to certain persons or entities related to a participant in the 2009 Plan, including but not limited to members of the participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly permitted by the Committee. Such permitted assignees shall be bound by and subject to such terms and conditions as determined by the Committee.

Adjustments to Awards

If there is a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of common stock (or other securities of the Company) or the stock price of common stock (or other securities) and causes a change in the per share value of the common stock underlying outstanding awards, then the Committee shall make equitable adjustments to the number and type of securities subject to each outstanding award under the 2009 Plan, and the exercise price or grant price of such outstanding award (if applicable). The Committee can make other equitable adjustments it determines are appropriate to reflect such an event with respect to the aggregate number and kind of shares that may be issued under the 2009 Plan.

If there is any other combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or other change affecting the shares of common stock or the stock price of the common stock (other than an event described in the preceding paragraph), the Committee may, in its discretion:

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equitably adjust the aggregate number and type of shares of common stock subject to the 2009 Plan, the terms and conditions of any outstanding awards (including any performance targets or criteria with respect thereto), and the grant or exercise price per share of outstanding awards;

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provide for the termination of any award in exchange for an amount of cash (if any) and/or other property equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights;

•	provide for the replacement of any award with other rights or property selected by the Committee in its sole discretion;

•	provide that any outstanding award cannot vest, be exercised or become payable after such event;

•	provide that awards may be exercisable, payable or fully vested as to shares of common stock covered thereby;

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provide that any surviving corporation (or its parent or subsidiary) shall assume awards outstanding under the 2009 Plan or shall substitute similar awards for those outstanding under the 2009 Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards; or

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make adjustments (i) in the number and type of shares of common stock (or other securities or property) subject to outstanding awards or in the number and type of shares of restricted stock or deferred stock or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding rights, options and awards or future rights, options and awards.

Effect of a Change in Control

In the event of a change in control of the Company, an award shall become fully exercisable and all forfeiture restrictions on such award shall lapse, unless any surviving or acquiring entity assumes the participant’s outstanding award or substitutes an equivalent award.

Amendment and Termination

The Committee, subject to approval of the Board, may terminate, amend or modify the 2009 Plan at any time; provided, however, that stockholder approval will be obtained (i) for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, (ii) to increase the number of shares of common stock available under the 2009 Plan, (iii) to permit options to be granted with a per share exercise price lower than fair market value on the date of grant, and (iv) to permit the Committee to extend the exercise period for an option beyond ten years from the date of grant. In addition, no option may be amended to reduce the per share exercise price of the shares subject to the option below the per share exercise price as of the date of grant and, except as described in the “Adjustments to Awards” section above or upon a change in control of the Company, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

In no event may an award be granted pursuant to the 2009 Plan on or after the tenth anniversary of the date the 2009 Plan was adopted by our Board.

Federal Income Tax Consequences

The U.S. federal income tax consequences of the 2009 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2009 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Section 409A of the Code.    Certain types of awards under the 2009 Plan, including deferred stock and restricted stock units, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2009 Plan and awards granted under the plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Committee, the 2009 Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Code or to comply with Section 409A.

Non-Qualified Stock Options.    For federal income tax purposes, if participants are granted non-qualified stock options under the 2009 Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options, participants will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock generally, will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.    There is no taxable income to participants when participants are granted an incentive stock option or when that option is exercised. However, the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the option price will be an “item of adjustment” for participants for purposes of the alternative minimum tax. Gain realized by participants on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless participants dispose of the shares of common stock within (i) two years after the date of grant of the option or (ii) within one year of the date the shares of common stock were transferred to the participant. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares of common stock on the date of the option’s exercise (or the date of sale, if less) will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent that participants must recognize ordinary income. If such a sale or disposition takes place in the year in which participants exercise their options, the income such participants recognize upon sale or disposition of the shares of common stock will not be considered income for alternative minimum tax purposes.

Incentive stock options exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

Restricted Stock.    For federal income tax purposes, the grantee generally will not have taxable income on the grant of restricted stock, nor will we then be entitled to any deduction, unless the grantee makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the grantee generally will recognize ordinary income, and we will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock.

Stock Appreciation Rights.    No taxable income is realized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares of common stock received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the grantee in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the grantee realized as ordinary income.

Performance Shares.    The grantee generally will not realize taxable income at the time of the grant of the performance shares, and we will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction.

Performance Stock Units.    The grantee generally will not realize taxable income at the time of the grant of the performance stock units, and we will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction.

Dividend Equivalents.    The grantee generally will not realize taxable income at the time of the grant of the dividend equivalents, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and we will be entitled to a corresponding deduction.

Stock Payments.    If the grantee receives a stock payment in lieu of a cash payment that would otherwise have been made, he or she generally will be taxed as if the cash payment has been received, and we will have a deduction in the same amount.

Deferred Stock.    The grantee generally will not have taxable income upon the issuance of the deferred stock and we will not then be entitled to a deduction. However, when deferred stock vests and is issued to the grantee, he or she will realize ordinary income and we will be entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, for the deferred stock. Deferred stock may be subject to Section 409A of the Code, and the failure of any award of deferred stock that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon the grant or vesting of the award. Furthermore, an additional 20% penalty tax may be imposed pursuant to Section 409A of the Code, and certain interest penalties may apply.

Restricted Stock Units.    The grantee generally will not realize taxable income at the time of the grant of the restricted stock units, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction. Restricted stock units may be subject to Section 409A of the Code, and the failure of any restricted stock unit that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed under Section 409A of the Code, and certain interest penalties may apply.

Section 162(m) of the Code.    As described above, in general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based compensation.”

In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors;”

•	The material terms of the performance goals must be disclosed to and approved by the stockholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Pursuant to a special rule under Section 162(m), stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if (i) the awards are made by a qualifying compensation committee, (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period and (iii) the compensation is based solely on an increase in the stock price after the grant date. The 2009 Plan has been designed to permit the Committee to grant stock options and stock appreciation rights which will qualify as “qualified performance-based compensation.” In addition, performance-based awards are intended to qualify as “qualified performance-based compensation.”

New Plan Benefits

No awards will be granted pursuant to the 2009 Plan until it is approved by the Company’s stockholders. In addition, awards are subject to the discretion of the Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2009 Plan or the benefits that would have been received by such participants if the 2009 Plan had been in effect in the year ended December 31, 2008. See the Grants of Plan-Based Awards Table for a listing of options and other awards granted to our named executive officers during year ending December 31, 2008 under the Prior Plan.

Adoption of the 2009 Plan requires approval by the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” the approval of the 2009 Plan must exceed the number of votes “AGAINST” the approval of the 2009 Plan.

The Board of Directors recommends a vote in favor of Proposal Three. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

PROPOSAL FOUR

APPROVAL OF A ONE-TIME FAIR VALUE STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN OUR NAMED EXECUTIVE OFFICERS

The Company’s stockholders are being asked to approve a one-time fair value stock option exchange program, or option exchange, that, if implemented, would permit our eligible employees and employees of our majority-owned subsidiaries to surrender certain outstanding stock options for cancellation in exchange for a lesser number of stock options or restricted stock units (“RSUs”) to be granted under the 2009 Plan. Prior to the commencement of the option exchange, the Board of Directors or Compensation Committee will determine whether newly issued stock options or RSUs will be exchanged for the cancelled options. If stock options are issued in the exchange, the options will cover a lesser number of shares of our common stock and have an exercise price equal to the fair market value of our common stock on the date of the completion of the option exchange. If RSUs are issued in the option exchange, each RSU will represent an unfunded right to receive one share of our common stock on one or more specified future dates when the RSU vests.

The Board of Directors, upon recommendation by the Compensation Committee, authorized the option exchange on April 21, 2009, subject to stockholder approval. The Company will use exchange ratios in the option exchange that are intended to result in the aggregate fair value of the newly issued options or RSUs in the option exchange being equal to or less than the aggregate fair value of the stock options that are surrendered. Only those stock options that are “underwater” (i.e., those options with a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the option exchange commences) will be eligible for the option exchange. In certain limited cases, instead of RSUs or stock options, a small cash payment will be issued in exchange for surrendered options. Our named executive officers and members of the Board will be excluded from participating in the option exchange described in this proposal. In addition, options granted within the six-month period immediately prior to the commencement of the option exchange and options with a remaining term of less than six months immediately following the completion of the option exchange will not be eligible for exchange.

We believe this option exchange, as designed, is in the best interests of our stockholders and our employees and positions us well for the future in these uncertain economic times. If approved by stockholders, we believe the option exchange would enable us to:

•	Better align the interests of our employees with the interest of our stockholders;

•	Motivate and engage our eligible employees to continue to build stockholder value;

•	Reduce our overhang by reducing the number of outstanding stock options; and

•	Recapture value from the compensation expense that we record with respect to certain eligible options.

In designing this option exchange, we have taken into account our stockholders’ interests through a focus on the following exchange principles:

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Named executive officers will be excluded from participating in the option exchange described in this proposal. All other employees holding eligible grants of stock options will generally be eligible to participate. The non-employee members of the Board will be excluded from each of the option exchange programs described in this Proxy.

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Stock options that have a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the option exchange commences will be eligible to be exchanged for a smaller number of stock options or RSUs. However, stock options granted within the six-month period immediately prior to the commencement of the exchange and options that will expire within the six-month period immediately following the completion of the exchange will not be eligible.

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The exchange ratios will be determined so that the newly issued RSUs or options granted will have an aggregate fair value intended to be equal to or less than the aggregate fair value of the surrendered options.

•	None of the new options or RSUs will be vested on the date of grant. The new options or RSUs will not vest for at least six months after the completion of the option exchange.

•	The stock options surrendered in the exchange will be cancelled and will not be eligible to be reissued.

Stockholder approval of the option exchange is required under the NASDAQ listing rules and the terms of our equity incentive plans.

If our stockholders approve this proposal and Proposal Three of this Proxy Statement with respect to the 2009 Plan, and the Board, Compensation Committee or named executive officers determine to implement the option exchange, the option exchange would commence within 12 months of its approval by the Company’s stockholders.

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” the approval of this proposal must exceed the number of votes “AGAINST” the approval of this proposal.

OVERVIEW

Like many companies, we have experienced a significant decline in our stock price over the last year in light of the current global financial and economic crisis. This stock price decline has been caused by, among other things, the deteriorating global economy and spending environment and the difficulty for our customers to obtain financing. For example, during 2008 and 2009, our inkjet business was affected by a difficult credit environment and the global slowdown in advertising and marketing spending. While our diversified business model helps to cushion the impact of declines in any of our particular product lines, the current economic downturn has impacted all of our product lines and has affected our stock price considerably. Generally poor economic conditions have also caused an impairment of the value of some of our long-lived assets, which may have affected our stock price during the last 12 months. As a result, a considerable number of our employees hold stock options with exercise prices significantly above the recent market price of our common stock. The market for key employees remains competitive, notwithstanding the current economic turmoil, making retention of key employees a significant issue for our success.

While we believe the current economic situation presents us with an opportunity to gain market share for our industry-leading products and employees who hold significantly underwater options may not think that they will be likely to participate in any gains provided to stockholders from our efforts to deliver long-term value through such growth opportunities.

Additionally, in order to contain costs in this challenging economic environment, we have implemented salary reductions of 5% for most of our employees, if and as permitted by applicable laws, and 10% for senior management, excluding our named executive officers for whom we have implemented voluntary salary reductions of 10%-15% , as well as significant headcount reductions and the suspension of our 401(k) Plan matching contribution. These reductions in salary and headcount and the suspension of our 401(k) Plan matching contribution have negatively affected employee morale.

We believe that restoring morale and providing effective incentives to our employees is important to our success. Because of the continued challenging economic environment, our recent stock price decline, and the uncertain outcome of our current efforts to increase market share for our leading products, we believe our employees’ significantly underwater stock options are no longer effective as incentives to motivate and retain our employees. We believe that employees perceive their significantly underwater options as having little or no value. This option exchange will accomplish our objective of increasing employee morale and providing effective incentives by replacing underwater options which we believe are perceived by employees as having little value with options or RSUs which would increase in proportion to any increases in our stock price. In addition, we believe that the cancellation of options in the exchange will benefit stockholders because although stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders. We believe that, if approved by our stockholders, the option exchange would be an important component in our efforts to:

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Better align the interests of our employees with the interests of our stockholders while motivating eligible employees to continue to build stockholder value and achieve future stock price growth by exchanging stock options having a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately prior to the date the option exchange commences for newly issued RSUs with modified vesting periods, which have a value that moves directly in line with our stock price, or for newly issued stock options with modified vesting periods. As of April 30, 2009, approximately 100% of stock options held by our eligible employees had a per share exercise price greater than $9.82, the per share closing price of our common stock as quoted on the NASDAQ Global Select Market on April 30, 2009. We believe that these stock options no longer align the interests of our employees with the interests of our stockholders. In addition, these stock options no longer represent effective incentives to motivate or help retain our employees. We believe that the option exchange would better align the interests of our employees with the interests of our stockholders and aid both motivation and retention of those employees participating in the option exchange.

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Reduce our total number of outstanding stock options, or overhang, since a smaller number of stock options or a smaller number of RSUs will be issued for the surrendered stock options. The number of stock options having a per share exercise price that is greater than the closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the option exchange commences that would be eligible for the option exchange is approximately 3.6 million. Because we will be exchanging a smaller number of RSUs or a smaller number of newly issued stock options for the options surrendered, our overhang and the potential dilution of stockholders’ interests provided by these awards will decrease. We believe that after the option exchange, the overhang resulting from our equity awards, including the newly issued RSUs and options, would represent an appropriate balance between the objectives of our equity incentive plans and our stockholders’ interest in minimizing overhang and potential dilution.

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Recapture value from the compensation expense that we record with respect to certain eligible options. We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our employees as providing value. By exchanging options that have little or no retention or incentive value for newly issued options or RSUs that will provide both retention and incentive value while not creating any material additional compensation expense (other than expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), we will be making efficient use of our resources. If our stock price does not fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, then, as a result of the option exchange, we would expect to recognize a non-cash accounting charge of approximately $0.9 million over the vesting period of the new options or RSUs for eligible employees.

As of April 30, 2009 there would be approximately 3.6 million shares of our common stock subject to stock options that would be eligible for the option exchange, having a weighted average exercise price of $22.24 per share and a weighted average remaining life of 2.7 years, assuming that the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the option exchange commences is $9.82.

If our stockholders do not approve the option exchange and the 2009 Plan under Proposal Three of this Proxy Statement, eligible options will remain outstanding in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though these options may have little or no retentive or incentive value.

Summary of Material Terms

The option exchange, if approved by our stockholders, would provide for the following:

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The option exchange will be open to all eligible employees (except where we determine that it is impermissible to offer the option exchange under local regulations as described below) who are employed by us or one of our majority-owned subsidiaries as of the commencement of the option exchange and remain employed by us or one of our majority-owned subsidiaries through the completion date of the option exchange. While the Board or Compensation Committee will determine whether options or RSUs will be offered in the option exchange, eligible employees will be permitted to elect on a grant-by-grant basis which of their eligible options they wish to exchange for the newly issued options or RSUs.

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Our named executive officers will not be eligible to participate in the option exchange described in this proposal. The non-employee members of the Board will not be eligible to participate in any of the option exchange programs described in this Proxy.

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Stock options that have a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the option exchange commences will be eligible for exchange.

•	Stock options granted within the six-month period immediately prior to the commencement date of the option exchange will not be eligible for exchange.

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Stock options which have a remaining term of less than six months immediately following the completion of the option exchange (based on their terms as of their original grant date) will not be eligible for exchange.

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The exchange ratios used in the option exchange will be intended to result in the aggregate fair value of the newly issued options or RSUs in the option exchange being equal to or less than the aggregate fair value of the stock options that are surrendered. The exchange ratios will be established shortly before the commencement of the option exchange and will depend on the then-current fair value of the eligible option (calculated using the Black-Scholes-Merton option pricing model or other generally accepted valuation model such as the Lattice Valuation model), the fair market value of our common stock and the original exercise price of the eligible option. The option exchange will not be a one-for-one exchange. Instead, participating employees will receive a smaller number of newly issued RSUs or a smaller number of options than the number of shares that are covered by the surrendered eligible options.

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None of the newly issued RSUs or options in exchange for eligible options will be vested on the date of grant. The newly issued RSUs or options will vest, subject to the participant’s continued employment, in equal annual installments for newly issued RSUs and equal monthly installments for newly issued options, in each case, beginning on the six month anniversary of the completion of the option exchange. Additional information regarding the vesting of the newly issued RSUs and options are provided under the heading “Details of the Stock Option Exchange Vesting of Newly Issued RSUs and Options” below.

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In certain limited cases, instead of a small number of newly issued RSUs or options, a cash payment will be made in exchange for surrendered eligible options. In these limited cases, the cash provided will have a fair value intended to be equal to or less than approximately 100% of the fair value of the surrendered options. The Company expects that the aggregate amount of such cash payments will not exceed $100,000.

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The option exchange will commence, if at all, within 12 months of the date of stockholders approval. If the option exchange does not commence within 12 months of stockholders approval, we would consider any future option exchange or similar program to require new stockholder approval before it can be implemented.

While the terms of the option exchange are expected to be materially similar to the terms described in this proposal, the Board, Compensation Committee and named executive officers may, in their sole discretion, change the terms of the option exchange to take into account a change in circumstances, as described below, and may determine not to implement the option exchange even if stockholder approval of the option exchange is obtained.

Reasons for the Option Exchange

We believe that to be successful, our employees need to think like stockholders. Consistent with this philosophy, our equity program continues to be broad-based. This broad-based equity program provides us with a competitive advantage, particularly in our efforts to hire and retain top talent in technology-related fields.

Due to the significant decline of our stock price during the last year, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Select Market on April 30, 2009 was $9.82, whereas the weighted average exercise price of all outstanding options held by our employees was $21.41. As of April 30, 2009, approximately 98% of outstanding stock options held by our employees had a per share exercise price greater than $9.82 and 100% of stock options eligible for exchange had a per share price greater than $9.82. Although we continue to believe that equity awards are an important component of our employees’ total incentive benefits and provide us with a competitive advantage, we also believe that many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. The market for key employees remains competitive notwithstanding the current economic turmoil. As a result, for many employees, we believe that these underwater options are ineffective at providing the incentives that the Board and Compensation Committee believe are necessary to motivate and retain our employees.

Alternatives Considered

When considering how best to continue to provide incentives to and reward our employees who hold options that are underwater, we considered the following alternatives:

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Increase cash compensation.    To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang and would not align the interests of our employees with those of our stockholders. Further, in some non-U.S. jurisdictions, cash compensation is treated as a different type of benefit than equity awards and often has less favorable tax treatment than equity awards, so the long-term incentive and retention value would be diminished. Moreover, in order to contain costs in this challenging economic environment, we have implemented salary reductions of 5% for most of our employees if and as permitted by applicable laws, and 10% for senior management, excluding our named executive officers for whom we implemented voluntary salary reductions of 10%-15%, as well as significant headcount reductions and the suspension of our 401(k) Plan matching contribution.

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Grant additional equity awards.    We also considered special grants of additional stock options at current market prices or RSUs. However, these additional grants would substantially increase our overhang and dilute the interests of our stockholders. In addition, the number of shares available for issuance under our Prior Plan is limited.

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Exchange options for cash.    We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program where options are generally exchanged for cash would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value. However, in certain limited cases where we have determined that offering new RSUs or options in exchange for surrendered options would provide minimal retentive value, would be overly burdensome to administer or would not provide a meaningful benefit to holders of eligible options, we will provide for a cash payment in exchange for their surrendered options.

The Option Exchange

After weighing each of these alternatives, subject to the exceptions described in this proposal, we have decided to provide eligible employees the opportunity to exchange options for newly issued RSUs or options, pending stockholder approval. We have determined that a program under which our employees generally could exchange stock options having a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the option exchange commences for a smaller number of RSUs or a smaller number of newly issued options was the most attractive alternative for a number of reasons, including the following:

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The option exchange offers a reasonable, balanced and meaningful incentive for our eligible employees.    Participating employees would surrender eligible options having a per share exercise price greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the option exchange commences for a smaller number of newly issued options or RSUs. None of the newly issued options or RSUs will vest until at least six months after the completion of the option exchange. We believe that the lower number of newly issued options or RSUs issued represents a reasonable and balanced option exchange with the potential for a significant positive impact on employee retention, motivation and performance. Additionally, the value of the RSUs directly correlates with movements in the market price of our common stock, and options with positive movements in the market price of our common stock, over time, thereby aligning employee and stockholder interests.

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The exchange ratios will be calculated to minimize accounting costs.    We will calculate the exchange ratios in a manner intended to result in the aggregate fair value, for accounting purposes, of the newly issued RSUs or options granted in the option exchange being equal to or less than the aggregate fair value of the stock options that are surrendered.

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The option exchange will reduce our equity award overhang.    Not only do the options having a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the option exchange commences have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them leaves our employment. The option exchange will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because a lesser number of shares will be subject to options or RSUs issued in exchange for eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 3.6 million shares would be surrendered and cancelled, while approximately 1.1 million shares would be subject to options issued in the option exchange, resulting in a net reduction in the equity award overhang by approximately 2.5 million shares. If instead the Board or Compensation Committee chooses to issue RSUs in the option exchange, approximately 0.3 million RSUs would be issued, resulting in a net reduction to the equity award overhang by approximately 3.3 million shares. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

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Our named executive officers and non-employee members of the Board will not be eligible to participate in the option exchange described in this proposal.    Although our named executive officers also hold options that are underwater, these individuals are not eligible to participate in the option exchange described in this proposal because we believe that their compensation should remain at greater risk based on our stock price. Accordingly, we have concurrently proposed a separate exchange program for named executive officers, under which no newly issued option or RSU of a named executive officer would vest until such time as the average price of our common stock as quoted on the NASDAQ Global Select Market equals or exceeds for 20 consecutive trading days 225% of the closing price of our common stock as quoted on the NASDAQ Global Select Market on the date the option exchange for named executive officers is completed, as described more fully in Proposal Five. While our non-employee members of the Board also hold options that are underwater, they will not be eligible to participate in any of the option exchange programs described in this Proxy.

DETAILS OF THE OPTION EXCHANGE

Implementing the Option Exchange

We have not commenced the option exchange and will not do so unless our stockholders approve the option exchange and approve the 2009 Plan under Proposal Three of this Proxy Statement. Upon the recommendation of the Compensation Committee, the Board authorized the option exchange on April 21, 2009, subject to stockholder approval. If this proposal is approved, the offer to surrender eligible options in exchange for newly issued RSUs or options, as the Board or Compensation Committee may determine, would commence, if at all, within 12 months of the date of stockholders approval of this proposal.

If stockholders approve this proposal and Proposal Three and the Board, the Compensation Committee or named executive officers decide to commence the option exchange, eligible employees will be offered the opportunity to participate in the option exchange pursuant to a written offer that will be distributed to all eligible employees. Eligible employees will be given at least 20 business days in which to accept the offer of newly issued RSUs or options in exchange for the surrender of their eligible options. The surrendered options will be cancelled on the date the option exchange is completed. The newly issued RSUs or options will be issued under the 2009 Plan on the date of the option exchange is completed. In those limited cases where cash payments will be made in exchange for surrendered options, such payments also will be made on the date of the cancellation of the surrendered options. The shares of our common stock subject to surrendered options will not be available for future issuance under our equity incentive plans once the surrendered options are cancelled.

Prior to commencement of the option exchange, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Eligibility

If implemented, the option exchange will be open to all of our employees, worldwide, including any employees of our majority-owned subsidiaries, who hold options with a per share exercise price higher than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day that immediately precedes the date the option exchange commences, except where we determine that it is impermissible to offer the option exchange under local regulations. The option exchange described in this proposal will not be available to our named executive officers. As of April 30, 2009, we estimate that approximately 1,392 of our employees would be eligible to participate in the option exchange. The program also will not be available to any former employees. None of the non-employee members of the Board will be eligible to participate in any of the exchange programs described in this Proxy.

An employee who tenders his or her options for exchange must also have been continuously employed by us or one of our majority-owned subsidiaries, and be an eligible employee at the completion of the option exchange in order to receive the newly issued RSUs or options. If an option holder is no longer an employee with us or one of our majority-owned subsidiaries for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the option exchange is commenced, that option holder cannot participate in the option exchange. If an option holder is no longer an employee with us or one of our majority-owned subsidiaries for any reason on the date the option exchange is completed, even if he or she had elected to participate and had tendered his or her options for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the option exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of employment in accordance with their terms and to the extent that they are vested. A vote by an employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the option exchange.

Of the outstanding options held by eligible employees as of April 30, 2009, the maximum number of shares of common stock underlying options which could be surrendered for exchange is 3.6 million, and the maximum number of shares of common stock which would be subject to awards granted under the proposed option exchange, using estimated exchange ratios, would be 1.1 million in an option-for-option exchange or 0.3 million in an option-for-RSU exchange. The maximum amount of cash that would be paid under the proposed option exchange, using estimated exchange ratios, is expected not to exceed $100,000.

Exchange Ratios

Exchange ratios for the option exchange (that is, how many options an employee must surrender in order to receive one new RSU or option) will be determined shortly prior to the commencement of the option exchange using the Black-Scholes-Merton option pricing model or other generally accepted valuation model such as the Lattice Valuation model. The valuation model is utilized to adopt exchange ratios that result in the aggregate fair value of the newly issued options or RSUs provided being equal to or less than the aggregate fair value of the stock options that are surrendered, and to avoid the stockholder dilution that occurs when all options are exchanged on a one-for-one basis for RSUs or options. New RSU or option grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be issued, and new option grants will not be subject to fractional shares.

For example, if a surrendered option has a fair value of $100 on the date the option exchange commences, the closing price for a share of our common stock on such date was $10.00 and the grant date fair value of an option granted on such date was $2.50 per share, then 10 newly issued RSUs or options to purchase 40 shares of our common stock, each of which would have a fair value of $100, would be granted to the eligible employee if he or she elected to participate in the exchange.

Election to Participate

Participation in the option exchange will be voluntary. Under the option exchange, eligible employees may make an election to surrender eligible stock options that have a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the option exchange commences in exchange for newly issued RSUs or options in accordance with the actual exchange ratios, which will be determined at the time the option exchange commences.

Vesting of Newly Issued RSUs and Options

Newly issued RSUs and options issued in the option exchange will be unvested on their date of grant regardless of whether the surrendered option, or any portion of the surrendered option, is vested. Instead, newly issued RSUs and options issued in exchange for surrendered options that would have vested on or prior to the six month anniversary of the completion of the option exchange (such six month anniversary, the “New Vesting Start Date”), will vest on the New Vesting Start Date. Newly issued options issued in exchange for surrendered options that would have been unvested as of the New Vesting Start Date will vest pursuant to the original vesting schedule of such unvested surrendered options. Newly issued RSUs issued in exchange for surrendered options that would have been unvested as of the New Vesting Start Date will vest pursuant to the original vesting schedule of such surrendered options, except that the RSUs will vest in annual installments on each anniversary of the New Vesting Start Date, with each annual installment consisting of that number of RSUs equal to the number of shares subject to the surrendered option that would have vested, as adjusted in accordance with the exchange ratios, in the twelve month period ending on such anniversary.

For example, if an eligible option were granted on July 1, 2007 and scheduled to vest with respect to 25% of the shares subject to the eligible option on the first anniversary of the date of grant, with the remainder vesting as to 2.5% of the shares over the subsequent 30 months, then the eligible option would have vested as to 55% of the shares as of July 1, 2009 and will continue to vest as to 2.5% of the shares each month thereafter such that it will be 70% vested on January 1, 2010 and fully vested on January 1, 2011. Assuming the option exchange is completed and the eligible option is exchanged for a new option on July 1, 2009, then the Company will issue a new option that will not begin vesting until the New Vesting Start Date, or January 1, 2010. On January 1, 2010, the replacement option will vest as to 70% of the shares subject to the surrendered options, as adjusted in accordance with the exchange ratios. Each month thereafter, an additional 2.5% of the shares subject to the surrendered option, as adjusted in accordance with the exchange ratios, will vest until the new option is fully vested on January 1, 2011.

Alternatively, if the surrendered option were exchanged for new RSUs on July 1, 2009, the hypothetical date of completion of the option exchange and date of issuance of the new RSUs, then the new RSUs would vest with respect to 70% of the RSUs that would have been subject to the original grant (after giving effect to the exchange ratios) on the New Vesting Start Date, or January 1, 2010. Thereafter, the remaining 30% of the RSUs that would have been subject to the original grant (after giving effect to the exchange ratios) would vest on January 1, 2011 (the first anniversary of the New Vesting Start Date).

Newly issued RSUs and options will only vest if the award holder remains an employee with us or one of our majority-owned subsidiaries. Any portion of the newly issued RSUs or options that is not vested at termination of employment will be forfeited. As described above, the newly issued RSUs and options will be completely unvested on the date of grant, regardless of whether the surrendered options were partially or completely vested.

Term and Conditions of Newly Issued RSUs and Options

The terms and conditions of the newly issued RSUs and options will be governed by the terms and conditions of the 2009 Plan, and the RSU agreement or option agreement entered into thereunder. Each newly issued option granted will retain the expiration date of the surrendered option it replaces.

Cash Payments

In certain limited cases where we have determined that offering newly issued RSUs or options would provide minimal retentive value, would be overly burdensome to implement or administer or would not provide a meaningful benefit to holders of eligible options, we will provide for a cash payment in exchange for surrendered options. The amount of the cash payment will be calculated similar to the exchange ratios described above and in a manner intended to provide those receiving cash payments with approximately 100% of the fair value of their surrendered options, less any taxes and social insurance contributions due on the payments. The cash payments will not be subject to any vesting schedule and will be made on the date the option exchange is completed. We expect the amount of these cash payments will not exceed $100,000, assuming all eligible options are exchanged.

U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the option exchange under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the option exchange. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating employees should recognize no income for U.S. federal income tax purposes upon the grant of newly issued options or the issuance of the new RSUs. Recipients of cash payments will recognize ordinary income for U.S. federal income tax purposes on the date the cash payments are made to them, and the payments will be subject to applicable tax withholdings. The tax consequences of the option exchange in foreign jurisdictions will depend on applicable foreign tax rules and regulations but will be fully disclosed to participants subject to the tax laws of foreign jurisdictions as part of the offer to exchange options.

Accounting Impact

The Company believes that the accounting benefit of the option exchange is that it will not result in the Company incurring significant additional compensation expenses. Based on this objective, the aggregate fair value of the newly issued RSUs or options to each employee in exchange for surrendered stock options, measured as of the date the option exchange is completed, which is the date such newly issued RSUs or options will be granted (and the amount of any cash payments made for eligible options) is intended to be equal to or less than the aggregate fair value of the surrendered options (other than compensation expense that might result from fluctuations in stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the surrendered options and incremental compensation expense, if any, associated with the newly issued RSUs or options issued under the option exchange will be recognized over the service period of the newly issued RSUs or options. If any portion of the newly issued RSUs or options issued is forfeited due to termination of employment, the compensation cost for the forfeited portion of the newly issued RSUs or options will not be recognized. Assuming the price of our stock does not materially fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, then, as a result of the option exchange, we would expect to recognize a non-cash accounting charge of approximately $0.9 million over the vesting period of the newly issued RSUs or options. We will immediately recognize the remaining stock compensation expense associated with any cash payments made in exchange for surrendered options.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to our eligible employees, including eligible employees of our majority-owned subsidiaries who are located outside of the United States, where permitted by local law and where we determine it is permissible to do so. It is possible that we will make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the option exchange for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

Benefits of the Option Exchange to Eligible Employees

Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, or the number of newly issued RSUs or options that we may grant. As noted above, however, our named executive officers and members of the Board are not eligible to participate in the option exchange described in this proposal. The option exchange also will not be available to any former employees of us or our majority-owned subsidiaries.

Effect on Stockholders

The option exchange was designed to provide renewed incentives and motivate the eligible employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the option exchange on our stockholders because we cannot predict which or how many employees will elect to participate in the option exchange, and which or how many eligible options such employees will elect to exchange. Please see the “Details of the Option Exchange—Eligibility” section above for the approximate reduction in the number of shares underlying options outstanding assuming that 100% of eligible options are exchanged and new awards are issued in accordance with exchange ratios.

VOTE REQUIRED

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” the approval of this proposal must exceed the number of votes “AGAINST” the approval of this proposal.

The Board of Directors recommends a vote in favor of Proposal Four. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

PROPOSAL FIVE

APPROVAL OF A ONE-TIME FAIR VALUE STOCK OPTION EXCHANGE PROGRAM

FOR OUR NAMED EXECUTIVE OFFICERS,

EXCHANGING TIME-BASED STOCK OPTIONS FOR PERFORMANCE-BASED AWARDS

The Company’s stockholders are being asked to approve a one-time fair value stock option exchange program for our named executive officers, or NEOs, exchanging time-based stock options for performance-based awards. If implemented, this one-time fair value stock option exchange program for NEOs, or NEO option exchange, would permit our NEOs to surrender certain outstanding time-based vesting stock options for cancellation in exchange for a lesser number of stock options or RSUs with performance-based vesting to be granted under the 2009 Plan. Prior to the commencement of the NEO option exchange, the Board of Directors or Compensation Committee will determine whether newly issued stock options or RSUs will be granted in exchange for the cancelled options. If stock options are issued in the exchange, the options will cover a lesser number of shares of our common stock and have an exercise price equal to the fair market value of our common stock on the date of the completion of the option exchange. If RSUs are issued in the option exchange, each RSU will represent an unfunded right to receive one share of our common stock on one or more specified future dates when the RSU vests. The newly issued options or RSUs for the NEO option exchange will not vest, however, unless the average price of our common stock as quoted on the NASDAQ Global Select Market equals or exceeds for 20 consecutive trading days 225% of the closing price of our common stock on the date the NEO option exchange is completed.

The Board of Directors, upon recommendation by our Compensation Committee, authorized the NEO option exchange on April 21, 2009, subject to stockholder approval. We will use exchange ratios in the NEO option exchange that are intended to result in the aggregate fair value of the newly issued options or RSUs issued to the NEOs being equal to or less than the aggregate fair value of the stock options that are surrendered. Only stock options with a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the NEO option exchange commences will be eligible for the NEO option exchange. Only our NEOs will participate in the NEO option exchange. In addition, options granted within the six-month period immediately prior to the commencement of the NEO option exchange and options with a remaining term of less than six months immediately following the completion of the NEO option exchange will not be eligible for exchange.

We believe the NEO option exchange, as designed, is in the best interests of our stockholders and our NEOs and positions us well for the future in these uncertain economic times. If approved by stockholders, we believe the NEO option exchange would enable us to:

•	Better align the interests of our NEOs with the interests of our stockholders;

•	Motivate and engage our NEOs to continue to build stockholder value;

•	Reduce our overhang by reducing the number of outstanding stock options; and

•	Recapture value from the compensation expense that we record with respect to certain eligible options.

In designing the NEO option exchange as a complement to the option exchange described in Proposal Four, we have taken into account our stockholders’ interests through a focus on the following exchange principles:

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The newly issued options or RSUs issued to the NEOs under the NEO option exchange will not vest unless the average price of our common stock as quoted on the NASDAQ Global Select Market equals or exceeds for 20 consecutive trading days 225% of the closing price of our common stock on the date the NEO option exchange is completed.

•	Stock options with a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the NEO option exchange commences will be eligible to be exchanged for a grant of a smaller number of newly issued RSUs or options to purchase a smaller number of shares of common stock. However, stock options granted within the six-month period immediately prior to the commencement of the exchange and stock options that will expire within the six-month period immediately following the completion of the exchange will not be eligible.

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The exchange ratios will be determined so that the newly issued RSUs or options issued to the NEOs will have an aggregate fair value intended to be equal to or less than the aggregate fair value of the NEOs’ surrendered options.

•	The stock options surrendered in the exchange will be cancelled and will not be eligible to be reissued.

Stockholder approval of the NEO option exchange is required under the NASDAQ listing rules and the terms of our equity incentive plans.

If our stockholders approve this proposal and the 2009 Plan under Proposal Three of this Proxy Statement, and the Board or Compensation Committee determines to implement the NEO option exchange, the NEO option exchange would commence within 12 months of the date of the stockholders approval.

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” the approval of this proposal must exceed the number of votes “AGAINST” the approval of this proposal.

The Company’s Board of Directors unanimously recommends a vote “FOR” the approval of the NEO option exchange.

OVERVIEW

Like many companies, we have experienced a significant decline in our stock price over the last year in light of the current global financial and economic crisis. This stock price decline has been caused by, among other things, the deteriorating global economy and spending environment and the difficulty for our customers to obtain financing. For example, during 2008 and 2009, our inkjet business was affected by a difficult credit environment and the global slowdown in advertising and marketing spending. While our diversified business model helps to cushion the impact of declines in any of our particular product lines, the current economic downturn has impacted all of our product lines and has affected our stock price considerably. Generally poor economic conditions have also caused an impairment of the value of some of our long-lived assets, which may have affected our stock price during the last twelve months. As a result, our NEOs hold stock options with exercise prices significantly above the recent market price of our common stock. The market for talented executive officers remains competitive, notwithstanding the current economic turmoil.

Additionally, in order to contain costs in this challenging economic environment, we have implemented voluntary salary reductions of 10-15% for our NEOs that were approved and accepted by the Compensation Committee. The Board believes that these salary reductions combined with how significantly underwater some of the options held by our NEOs are, could reduce the incentives provided to our NEOs and increase the risk that our NEOs would seek other employment opportunities.

Maintaining high morale and effective incentives for all of our employees, but particularly our senior management, is important to the success of the Company. Because of the continued challenging economic environment and our recent stock price decline, we believe that the significantly underwater stock options held by our NEOs are no longer effective as incentives to motivate and retain them. This NEO option exchange will accomplish our objective of increasing the incentives provided to our NEOs and their morale by replacing our NEOs’ underwater options with options that reflect the current trading range of our common stock. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value, unless they are surrendered or cancelled. Because the newly issued RSUs or options granted to our NEOs will not vest unless the average price of our common stock as quoted on the NASDAQ Global Select Market equals or exceeds for 20 consecutive trading days 225% of the closing price of our common stock on the date the NEO option exchange is completed, our NEOs’ compensation through this NEO option exchange will be closely aligned with the success of our company and will remain at significantly greater risk than compensation received by our employees who are not NEOs through the option exchange described in Proposal Four of this Proxy Statement.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders. We believe that, if approved by our stockholders, the NEO option exchange would be an important component in our efforts to:

•

Better align the interests of our NEOs with the interests of our stockholders while motivating our NEOs to continue to build stockholder value and achieve future stock price growth by exchanging stock options having a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the NEO option exchange commences for newly issued RSUs or stock options that will not vest without significant stock price appreciation. As of April 30, 2009, approximately 100% of stock options held by our NEOs have a per share exercise price equal to or greater than $9.82, the per share closing price of our common stock as quoted on the NASDAQ Global Select Market on April 30, 2009. We believe that these stock options no longer align the interests of our NEOs with the interests of our stockholders. In addition, these stock options no longer represent effective incentives to motivate or help retain our NEOs. We believe that the NEO option exchange would better align the interests of our NEOs with the interests of our stockholders and aid both motivation and retention of those NEOs participating in the NEO option exchange.

•

Reduce our total number of outstanding stock options, or overhang, since a smaller number of RSUs or a smaller number of stock options will be issued for the surrendered stock options. The number of stock options that would be eligible for the NEO option exchange is approximately 1.1 million. Because we will be exchanging a smaller number of newly issued RSUs or a smaller number of new stock options for the options surrendered, our overhang and the potential dilution of stockholders’ interests provided by these stock options will decrease. We believe that after the NEO option exchange, the overhang resulting from our equity awards, including the newly issued RSUs or options, would represent an appropriate balance between the objectives of our equity incentive plans and our stockholders’ interest in minimizing overhang and potential dilution.

•

Recapture value from the compensation expense that we record with respect to certain eligible options. We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our NEOs as providing value. By exchanging options that have little or no retention or incentive value with options that will provide both retention and incentive value while not creating any material additional compensation expense (other than expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), we will be making efficient use of our resources.

As of April 30, 2009 there would be approximately 1.1 million shares of our common stock subject to stock options that would be eligible for the NEO option exchange, having a weighted average exercise price of $16.39 per share and a weighted average remaining life of 4.6 years, assuming that the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the option exchange commences is $9.82.

If our stockholders do not approve the NEO option exchange and the 2009 Plan under Proposal Three of this Proxy Statement, eligible options will remain outstanding in accordance with their existing terms.

We will continue to recognize compensation expense for these eligible options, even though these options may have little or no retentive or incentive value.

Summary of Material Terms

The NEO option exchange, if approved by our stockholders, would provide for the following:

•

The NEO option exchange will be open to all employees who are NEOs as of the commencement of the NEO option exchange and remain employed by us through the completion date of the NEO option exchange. While the Board or Compensation Committee will determine whether options or RSUs will be offered in the NEO option exchange, NEOs will be permitted to elect which of their eligible options they wish to exchange for newly issued RSUs or options on a grant-by-grant basis.

•	Our members of the Board who are not NEOs will not be eligible to participate in the NEO option exchange.

•

Stock options that have a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the NEO option exchange commences will be eligible for exchange.

•	Stock options granted within the six-month period immediately prior to the commencement date of the NEO option exchange will not be eligible for exchange.

•

Stock options which have a remaining term of less than six months immediately following the completion of the NEO option exchange (based on their terms as of their original grant date) will not be eligible for exchange.

•

The exchange ratios used in the NEO option exchange will be intended to result in the aggregate fair value of the newly issued options or RSUs granted to the NEOs being equal to or less than the aggregate fair value of the stock options that are surrendered. The exchange ratios will be established shortly before the commencement of the NEO option exchange and will depend on the then-current fair value of the eligible option (calculated using the Black-Scholes-Merton option pricing model or other generally accepted valuation model such as the Lattice Valuation model), the fair market value of our common stock and the original exercise price of the eligible option. The NEO option exchange will not be a one-for-one exchange. Instead, participating NEOs will receive a smaller number of newly issued options or a smaller number of RSUs than the number of shares that are covered by the surrendered eligible options.

•

None of the newly issued RSUs or options granted in exchange for eligible options will be vested on the date of grant. The newly issued RSUs or options will not vest unless the average price of our common stock as quoted on the NASDAQ Global Select Market equals or exceeds for 20 consecutive trading days 225% of the closing price of our common stock on the date the NEO option exchange is completed. If the average price of our common stock as quoted on the NASDAQ Global Select Market equals or exceeds for 20 consecutive trading days 225% of the closing price of our common stock on the date the NEO option exchange is completed, then the newly issued RSUs or options will immediately vest in full.

•

The NEO option exchange will commence, if at all, within 12 months of the date of stockholders approval. If the NEO option exchange does not commence within 12 months of stockholders approval, we would consider any future option exchange or similar program to require new stockholder approval before it can be implemented.

While the terms of the NEO option exchange are expected to be materially similar to the terms described in this proposal, the Board or Compensation Committee may, in its sole discretion, change the terms of the NEO option exchange to take into account a change in circumstances, as described below, and may determine not to implement the NEO option exchange even if stockholder approval of the NEO option exchange is obtained.

Reasons for the NEO Option Exchange

Due to the significant decline of our stock price during the last year, our NEOs now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Select Market on April 30, 2009 was $9.82, whereas the weighted average exercise price of all outstanding options held by our NEOs was $16.39. As of April 30, 2009, approximately 100% of outstanding stock options held by our NEOs have per share exercise prices greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market on April 30, 2009. Although we continue to believe that equity awards are an important component of our NEOs’ total incentive benefits and provide us with a competitive advantage, we also believe that our NEOs view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. The market for executive officers remains competitive notwithstanding the current economic turmoil. As a result, for our NEOs, we believe that these underwater options are ineffective at providing the incentives that the Board and Compensation Committee believe are necessary to motivate and retain our NEOs.

Alternatives Considered

When considering how best to continue to provide incentives to and reward our NEOs in light of the options that they hold that are underwater, we considered the following alternatives:

•

Increase cash compensation.    To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang and would not align the interests of our NEOs with those of our stockholders. Moreover, in order to contain costs in this challenging economic environment, we have implemented voluntary salary reductions of 10-15% for our NEOs that were approved and accepted by the Compensation Committee.

•

Grant additional equity awards.    We also considered special grants of additional stock options at current market prices or RSUs. However, these additional grants would substantially increase our overhang and dilute the interests of our stockholders. In addition, the number of shares available for issuance under our Prior Plan is limited.

•

Exchange options for cash.    We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program where options are generally exchanged for cash would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

The NEO Option Exchange

After weighing each of these alternatives, subject to the exceptions described in this proposal, we have decided to provide our NEOs the opportunity to exchange underwater options for newly issued RSUs or options. We have determined that a program under which our NEOs generally could exchange stock options having a per share exercise price greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the NEO option exchange commences for a smaller number of new RSUs or a smaller number of new options was the most attractive alternative for a number of reasons, including the following:

•

The NEO option exchange offers a reasonable, balanced and meaningful incentive for our NEOs.    Participating NEOs will surrender eligible options having a per share exercise price greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select

Market as of the trading day immediately preceding the date the NEO option exchange commences for newly issued options covering fewer shares with a per share exercise price equal to the closing price of our common stock on the date of the completion of the NEO option exchange and that will vest with respect to all of the shares subject to the options when and if the average price of our common stock as quoted on the NASDAQ Global Select Market equals or exceeds for 20 consecutive trading days 225% of the closing price of our common stock on the date the NEO option exchange is completed.

•

The vesting for new grants received by NEOs under this NEO option exchange will place their compensation at significantly greater risk than the newly issued awards received by employees who are not NEOs if the option exchange described in Proposal Four of this Proxy Statement is approved by our stockholders.    We believe that the compensation of NEOs should remain at significantly greater risk based on our stock price. Accordingly, each newly issued RSU or option granted under the NEO option exchange will not vest unless the average price of our common stock as quoted on the NASDAQ Global Select Market equals or exceeds for 20 consecutive trading days 225% of the closing price of our common stock on the date the NEO option exchange is completed.

•

The exchange ratio will be calculated to minimize accounting costs.    We will calculate the exchange ratios in a manner intended to result in an aggregate fair value, for accounting purposes, of the newly issued RSUs or options that will be equal to or less than the aggregate fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings.

•

The NEO option exchange will reduce our equity award overhang.    Not only do the options having a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the NEO option exchange commences have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the NEO who holds them leaves our employment. The NEO option exchange will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because a lesser number of new RSUs will be granted or a lesser number of shares will be subject to new options granted in exchange for eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 1.1 million shares would be surrendered and cancelled, while approximately 0.7 million shares would be subject to options granted in the NEO option exchange, resulting in a net reduction in the equity award overhang by approximately 0.4 million shares. If instead the Board or Compensation Committee chooses to grant RSUs in the NEO option exchange, approximately 0.2 million RSUs would be granted, resulting in a net reduction to the equity award overhang by approximately 0.9 million shares. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

DETAILS OF THE NEO OPTION EXCHANGE

Implementing the NEO Option Exchange

We have not commenced the NEO option exchange and will not do so unless our stockholders approve the NEO option exchange and the 2009 Plan under Proposal Three of this Proxy Statement. The Board authorized the NEO option exchange on April 21, 2009, subject to stockholder approval. If this proposal is approved, the offer to surrender eligible options in exchange for newly issued RSUs or options, as the Board or Compensation Committee may determine, would commence, if at all, within 12 months of the date of stockholders approval of this proposal.

If stockholders approve this proposal and Proposal Three and the Board or Compensation Committee decide to commence the NEO option exchange, NEOs will be offered the opportunity to participate in the NEO option exchange pursuant to a written offer that will be distributed to the NEOs. NEOs will be given at least 20 business days in which to accept the offer of newly issued RSUs or options in exchange for the surrender of their eligible options. The surrendered options will be cancelled on the date the NEO option exchange is completed. The newly issued RSUs or options will be granted under the 2009 Plan on the date the NEO option exchange is completed. The shares of our common stock subject to surrendered options will not be available for future issuance under our equity incentive plans once the surrendered options are cancelled.

Prior to commencement of the NEO option exchange, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. NEOs, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Eligibility

If implemented, the NEO option exchange will be open to all of our NEOs. Each of our NEOs hold options with per share exercise prices that are greater than the current trading range of our common stock. The NEO option exchange will not be available to employees who are not NEOs or non-employee members of the Board. NEOs must be employed by us at both the start and completion of the NEO option exchange in order to remain eligible for the exchange. If an NEO is no longer an employee with us for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the NEO option exchange is commenced, that NEO cannot participate in the NEO option exchange. If an NEO is no longer an employee with us for any reason on the date of the completion of the NEO option exchange, even if he had elected to participate and had tendered his options for exchange, such NEO’s tender will automatically be deemed withdrawn and he will not participate in the NEO option exchange. He will retain his outstanding options in accordance with their original terms and conditions, and he may exercise them during a limited period of time following termination of employment in accordance with their terms and to the extent that they are vested. A vote by an NEO in favor of this proposal at the Annual Meeting does not constitute an election to participate in the NEO option exchange.

Of the outstanding options held by NEOs as of April 30, 2009, the maximum number of shares of common stock underlying options which could be surrendered for exchange is 1.1 million, and the maximum number of shares of common stock which would be subject to awards granted under the proposed NEO option exchange, using estimated exchange ratios, would be 0.7 million in an option-for-option exchange or 0.2 million in an option-for-RSU exchange.

Exchange Ratios

The exchange ratios for the NEO option exchange (that is, how many options an NEO must surrender in order to receive one newly issued RSU or option) will be determined using the Black-Scholes-Merton option pricing model or other generally accepted valuation model such as the Lattice Valuation model. The valuation model is utilized to adopt exchange ratios that result in the aggregate fair value of the newly issued RSUs or options issued being equal to or less than the aggregate fair value of the stock options that are surrendered, and to avoid the stockholder dilution that occurs when all options are exchanged on a one-for-one basis for newly issued RSUs or options. Newly issued RSU or option grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs or options will not be issued.

For example, if a surrendered option has a fair value of $100 on the date the NEO option exchange commences, the closing price for a share of our common stock on such date was $10.00 and the grant date fair value of an option granted on such date was $2.50 per share, then 10 newly issued RSUs or options to purchase 40 shares of our common stock, each of which would have a fair value of $100, would be granted to the NEO if he elected to participate in the exchange.

Election to Participate

Participation in the NEO option exchange will be voluntary. Under the NEO option exchange, NEOs may make an election to surrender eligible stock options that have a per share exercise price that is greater than the per share closing price of our common stock as quoted on the NASDAQ Global Select Market as of the trading day immediately preceding the date the NEO option exchange commences in exchange for newly issued RSUs or options in accordance with the actual exchange ratios, which will be determined at the time the NEO option exchange commences.

Vesting of Newly Issued RSUs and Options

Newly issued RSUs or options granted in the NEO option exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested. Instead, the newly issued RSUs or options will vest fully if and when the average price of our common stock as quoted on the NASDAQ Global Select Market equals or exceeds for 20 consecutive trading days 225% of the closing price of our common stock on the date the NEO option exchange is completed.

For example, if, on the date the NEO option exchange is completed, the closing price of our common stock was $10.00, then none of the newly issued RSUs or options would vest unless and until our stock price reached $22.50 and averaged at or above that price for 20 consecutive trading days. On the date that the stock price reached $22.50 and averaged at or above that price for 20 consecutive trading days, all of the newly issued RSUs or options would vest.

Term and Conditions of Newly Issued RSUs and Options

The terms and conditions of the newly issued RSUs or options will be governed by the terms and conditions of the 2009 Plan and the RSU agreement or option agreement entered into thereunder. Each newly issued option will retain the expiration date of the surrendered option it replaces.

U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the NEO option exchange under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the NEO option exchange. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

The NEO option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating NEOs should recognize no income for U.S. federal income tax purposes upon the grant of newly issued RSUs or options.

Accounting Impact

The Company believes that the accounting benefit of the NEO option exchange is that it will not result in the Company incurring significant additional compensation expenses. Based on this objective, the aggregate fair value of the newly issued RSUs or options granted to each NEO in exchange for surrendered stock options, measured as of the date the NEO option exchange is completed, which is the date such newly issued RSUs or options will be granted is intended to be equal to or less than the aggregate fair value of the surrendered options (other than compensation expense that might result from fluctuations in stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the surrendered options and incremental compensation expense, if any, associated with the newly issued RSUs or options issued under the NEO option exchange will be recognized over the service period of the newly issued RSUs or options.

If any portion of the newly issued RSUs or options granted is forfeited due to termination of employment, the compensation cost for the forfeited portion of the newly issued RSUs or options will not be recognized. Assuming the price of our stock does not materially fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, then, as a result of the NEO option exchange, we would expect to recognize a non-cash accounting charge of approximately $0.9 million over the vesting period of the newly issued RSUs or options.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the NEO option exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the NEO option exchange to comply with potential SEC comments. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the NEO option exchange for purposes of complying with comments from the SEC.

Benefits of the Option Exchange to NEOs

Because the decision whether to participate in the NEO option exchange is completely voluntary, we are not able to predict who will participate, how many options the NEOs will elect to exchange, or the number of newly issued RSUs or options that we may grant. As noted above, however, our non-employee members of the Board and employees who are not NEOs are not eligible to participate in the NEO option exchange.

Effect on Stockholders

The NEO option exchange was designed to provide renewed incentives and motivate our NEOs to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the NEO option exchange on our stockholders because we cannot predict which or how many NEOs will elect to participate in the NEO option exchange, and which or how many eligible options such NEOs will elect to exchange. Please see the “Details of NEO Option Exchange—Eligibility” section above for the approximate reduction in the number of shares underlying options outstanding assuming that 100% of eligible options are exchanged and the newly issued RSUs or options are issued in accordance with the exchange ratios.

VOTE REQUIRED

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” the approval of this proposal must exceed the number of votes “AGAINST” the approval of this proposal.

The Board of Directors recommends a vote in favor of Proposal Five. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

PROPOSAL SIX

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1992 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 is not required by law, by the NASDAQ listing requirements or by the Company’s certificate of incorporation or bylaws. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Company may appoint a different independent registered public accounting firm during the year if the Audit Committee of the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

During the fiscal years ended December 31, 2008 and 2007, PricewaterhouseCoopers LLP provided various audit, audit related and non-audit services to the Company as follows (in thousands):

	2008	2007
Audit fees(a)	$1,461	$4,417
Audit related fees(b)	66	482
Tax fees(c)	—	—
All other fees(d)	33	2

Total	$1,560	$4,901

(a)	Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
(b)	Audit related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(c)	Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international compliance and mergers and acquisitions.
(d)	All other fees consist of services provided in connection with other services.

The Audit Committee is responsible for pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee has the sole authority to approve the employment of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors.

The Audit Committee of the Board of Directors has considered whether provision of the services described in sections (b), (c) and (d) above is compatible with maintaining the independent auditors’ independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence. All of the services of each of (b), (c) and (d) were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of shares of common stock present, or represented, and entitled to vote thereon, at the annual meeting.

The Company’s Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of common stock of the Company as of March 31, 2009 by: (1) each of our current directors; (2) each of the named executive officers listed in the Summary Compensation Table for 2008 on page 63 of this Proxy Statement (collectively, our “named executive officers”); (3) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock based upon Schedules 13G or 13D filed with the SEC; and (4) all of our directors and executive officers as a group. As of March 31, 2009, there were 49,217,723 shares of our common stock outstanding.

Shares of common stock subject to options or other rights that are currently exercisable or exercisable within 60 days of March 31, 2009 are considered outstanding and beneficially owned by the person holding the options or other rights for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

	Common Stock
Name of beneficial owner(1)	Number of shares	Percentage owned
Ameriprise Financial, Inc.(2)	7,962,138	16.18%
145 Ameriprise Financial Center
Minneapolis, MN 55474
Blum Capital Partners(3)	5,008,213	10.18%
909 Montgomery Street
Suite 400
San Francisco, California 94133
Barclays Global Investors, NA(4)	2,851,406	5.79%
500 Howard Street
San Francisco, California 94105
Third Avenue Management LLC(5)	4,543,699	9.23%
622 Third Avenue
32nd Floor
New York, New York 10017
Wellington Management Company, LLP(6)	1,603,962	3.26%
75 State Street
Boston, Massachusetts 02109
Guy Gecht(7)	553,627	1.12%
Fred Rosenzweig(8)	428,185	*
Gill Cogan(9)	146,168	*
John Ritchie(10)	112,849	*
James S. Greene(11)	68,386	*
Dan Maydan(12)	12,060	*
Thomas Georgens(13)	0	—
Richard A. Kashnow(14)	0	—
All current executive officers and directors as a group (8 persons)(15)	1,321,275	2.68%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G and Forms 3 and 4 filed with the SEC as of March 31, 2009. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 49,217,723 shares outstanding on March 31, 2009 adjusted as required by rules promulgated by the SEC.

(2)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 5, 2009 by Ameriprise Financial, Inc. (“AFI”), RiverSource Investments, LLC (“RvS”) and Seligman Communications and Information Fund, Inc. (“C&I Fund”). The Schedule 13G indicates that each of AFI and RvS has shared voting power as to 396,508 shares and shared dispositive power as to 7,962,138 shares. C&I Fund has sole voting and dispositive powers as to 4,680,200 shares. RvS, in its capacity as investment adviser, may be deemed to beneficially own the shares of common stock reported by C&I Fund. AFI, as the parent company of RvS, may be deemed to beneficially own the shares reported by RvS. AFI, together with RvS and C&I Fund beneficially own 7,962,138 shares.
(3)	Beneficial ownership information is based on information contained in Form 4 filed with the SEC on October 22, 2008 by Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP III, L.L.C., Blum Strategic GP III, L.P., Blum Strategic GP IV, L.L.C. and Saddlepoint Partners GP, L.L.C. Together, the entities beneficially own 5,008,213 shares of common stock. The entities share voting and investment power as to all 5,008,213 shares of common stock.
(4)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA. Barclays Global Investors, NA and its affiliate, Barclays Global Fund Advisors, together beneficially own 2,851,406 shares and together have sole voting power and dispositive power as to 2,647,644 and 2,851,406 shares, respectively.
(5)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 13, 2009 by Third Avenue Management LLC. Third Avenue Management LLC has sole voting power as to 4,341,724 shares of common stock and sole dispositive power as to 4,543,699 shares of common stock.
(6)	Beneficial ownership information is based on information contained in Schedule 13G/A filed with the SEC on February 17, 2009 by Wellington Management Company, LLP (“WMC”). WMC, in its capacity as investment adviser, may be deemed to beneficially own 1,603,962 shares of common stock which are held of record by clients of WMC. WMC has shared voting power as to 1,158,962 shares of common stock and shared dispositive power as to 1,603,962 shares of common stock.
(7)	Includes 336,589 shares of common stock issuable upon the exercise of options granted to Mr. Gecht under the 2004 and 2007 equity incentive plans which are exercisable within 60 days of March 31, 2009.
(8)	Includes 297,933 shares of common stock issuable upon exercise of options granted to Mr. Rosenzweig under the 1999, 2004 and 2007 equity incentive plans which are exercisable within 60 days of March 31, 2009.
(9)	Includes 124,168 shares of common stock issuable upon exercise of options granted to Mr. Cogan under the 1990, 1999 and 2004 equity incentive plans which are exercisable within 60 days of March 31, 2009 of which 18,000 will expire on May 20, 2009.
(10)	Includes 71,197 shares of common stock issuable upon the exercise of options granted to Mr. Ritchie under the 1999, 2004 and 2007 equity incentive plans which are exercisable within 60 days of March 31, 2009.
(11)	Includes 78,668 shares of common stock issuable upon exercise of options granted to Mr. Greene under the 1999 and 2004 equity incentive plans which are exercisable within 60 days of March 31, 2009.
(12)	No options granted to Dr. Maydan under the 2007 equity incentive plan are exercisable within 60 days of March 31, 2009.
(13)	No options granted to Mr. Georgens under the 2007 equity incentive plan are exercisable within 60 days of March 31, 2009.
(14)	No options granted to Mr. Kashnow under the 2007 equity incentive plan are exercisable within 60 days of March 31, 2009.
(15)	Includes an aggregate of 886,273 shares of common stock issuable upon the exercise of options granted to executive officers and directors collectively under the 1990, 1999, 2004 and 2007 equity incentive plans which are exercisable within 60 days of March 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of security ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 2008 to December 31, 2008, all Section 16(a) filing requirements were timely met.

EXECUTIVE OFFICERS

The following table lists certain information regarding the Company’s executive officers as of March 31, 2009.

Name	Age	Position
Guy Gecht	43	Chief Executive Officer
Fred Rosenzweig	53	President
John Ritchie	43	Chief Financial Officer

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was Vice President and General Manager of Controllers Products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Rosenzweig was appointed President of the Company as of January 1, 2000. From July 1999 to January 2004 he served as Chief Operating Officer of the Company. From August 1998 to July 1999, Mr. Rosenzweig served as Executive Vice President. From January 1995 to August 1998, Mr. Rosenzweig served as Vice President, Manufacturing and Support of the Company. From May 1993 to January 1995, Mr. Rosenzweig served as Director of Manufacturing of the Company. Prior to joining the Company, from July 1992 to May 1993, he was a plant general manager at Tandem Computers Corporation, a computer company. From October 1989 to July 1992, Mr. Rosenzweig served as a systems and peripheral test manager at Tandem Computers Corporation. Mr. Rosenzweig holds a B.S. in Metallurgical Engineering from The Pennsylvania State University and an M.B.A. from the University of California at Berkeley.

Mr. Ritchie was appointed Chief Financial Officer on April 1, 2006. From January 2001 to April 1, 2006, Mr. Ritchie served as the Company’s Vice President of Finance. From March 1996 to January 2001, Mr. Ritchie served in a variety of capacities at Splash Technology Holdings, Inc., a server company, most recently as Chief Financial Officer. Prior to Splash, Mr. Ritchie held various accounting and finance positions at Western Waste Industries, Inc., a waste services company, Oce-Bruning, Inc., a printer and copier company, and Mariani Packing Company, an agricultural company. Mr. Ritchie holds a B.A. in Business Administration from San Jose State University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy

The Company’s compensation objectives and philosophy provide the guiding principles for decisions made by the Compensation Committee of the Board of Directors (the “Committee”) for compensation to be paid to the Company’s named executive officers, which, during fiscal year 2008, included Guy Gecht, Chief Executive Officer; Fred Rosenzweig, President; and John Ritchie, Chief Financial Officer.

The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. In establishing compensation programs for the named executive officers for fiscal year 2008, the Committee considered the following principles and objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure compensation is closely aligned with the Company’s corporate strategies, business and financial objectives and the long-term interests of the Company’s stockholders;

•	Create incentives to achieve key strategic and financial performance goals of the Company by linking executive incentive award opportunities to the achievement of these goals; and

•	Ensure that the total compensation is fair, reasonable and competitive.

The Compensation Committee of the Board of Directors

The Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company. Under the charter, the Committee has overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. This includes base salaries, incentive awards, stock option grants, employment agreements, severance arrangements, change in control provisions, as well as any other benefits or compensation arrangements for the named executive officers. In certain circumstances, the Committee may solicit input from the full Board of Directors before making final decisions relating to executive compensation. Messrs. Cogan and Maydan serve on the Committee as of the date of this Proxy Statement.

Role of Management in Assisting Compensation Decisions

Members of the executive management team of the Company, such as the named executive officers and the Vice President of Human Resources (“Executive Management”), may assist and support the Committee in determining compensation for the named executive officers. Members of Executive Management may provide recommendations and information to the Committee to consider, analyze and review in connection with any compensation proposal for the named executive officers. Members of Executive Management do not have any final decision-making authority in regards to named executive officer compensation. The Committee reviews any recommendations and information provided by Executive Management, and approves the final executive compensation package for the named executive officers. During fiscal year 2008, members of Executive Management provided the Committee with recommendations and proposals relating to each element of executive compensation described below. These recommendations and proposals were based on competitive factors, individual compensation histories, prior equity awards, and anticipated and projected operating results of the Company for fiscal year 2008.

Use of Independent Third Party Consultants

The Committee may use consultants to assist in the evaluation of compensation for the named executive officers. The Committee has the sole authority to retain and terminate any compensation consultant engaged to perform these services. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Committee has retained Mercer (US) Inc.(“Mercer”) to provide information, analyses, and advice regarding executive and director compensation, as described below. The Company also retains Mercer and its related entities to perform other services. Mercer was selected as the consultant to the Committee in 2007 after an interview process with several compensation consulting firms. The Committee evaluates Mercer on an annual basis and has found its performance to be satisfactory. In 2008, the Compensation Committee requested Mercer to advise it on a variety of compensation-related issues, including:

•	Compensation strategy development

•	Officer pay levels

•	Officer Short-Term Incentive Pay

•	Officer Long-Term Incentive Pay

•	Peer group review and refinement

•	Board Compensation

•	The Committee agenda and annual calendar

In the course of conducting its activities, Mercer attended meetings of the Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer met with management to obtain and validate data, and review materials.

In addition to providing consulting advice to the Committee, Mercer has been engaged by the Company to perform a review of its employment practices under applicable state law and international compensation consulting. Mercer received approximately $417,000 from the Company in connection with the performance of these services during fiscal year 2008. In addition, Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), a diversified conglomerate of insurance, security and human resources consulting services. The Company uses the brokerage services of Marsh for the casualty insurance portion of the Company’s risk management and insurance program. During fiscal year 2008, Marsh received approximately $168,000 for the brokerage services provided to the Company. The Committee has reviewed Mercer’s employment practice review services as well as the Marsh brokerage services and has determined that these services do not constitute a conflict of interest or prevent Mercer from being objective in its work for the Committee. Other than providing the services described above and the work performed in its role as consultant to the Committee, Mercer provided no other services to either the Company or the Committee in fiscal year 2008.

Benchmarking

The Committee does not apply a formulaic approach to setting of individual elements of the named executive officers’ compensation or their total compensation amounts. However, the Committee reviews, at least annually, market compensation levels to determine whether the total compensation opportunity for the Company’s named executive officers is appropriate in light of the compensation arrangements at the Company’s peers and makes adjustments when the Committee determines they are needed. For 2008, this assessment included evaluation of base salary, annual incentives and long-term incentives against a peer group of high-technology companies provided by Mercer, which is described below. The Committee also considers business performance as compared to its peers as part of its assessment of appropriate payout levels for performance. Because total compensation for the named executive officers is determined in part based on market compensation levels, differences in compensation among the chief executive officer and other named executive officers are due in part to differences of compensation among similarly situated executive officers in the market.

The basis for selection of companies in the peer group included the following:

•	Status—Peer companies should be publicly traded on a U.S. stock exchange.

•	Revenue—Peer companies should be similarly sized to EFI for appropriate compensation benchmarking.

•	Industry—Peer companies should be within similar industry sectors that have similar business characteristics.

•	Competitive Landscape—Peer companies should be competing with EFI for executive talent.

For 2008, the peer group included:

Palm, Inc.	ADC Telecommunications Inc.
3Com Corp.	Moduslink Global Solutions (formerly CMGI, Inc.)
Arris Group, Inc.	Komag Inc.
Zebra Technologies Corp.	Savvis Inc.
Hutchinson Technology Inc.	Avocent Corp.
QLogic Corp.	Emulex Corp.
Zoran Corp.	MRV Communications, Inc.
Ariba Inc.	Openwave Systems Inc.

Executive Compensation Elements

For the fiscal year 2008, the principal elements or components of compensation for the named executive officers were: (1) base salary; (2) performance-based incentive compensation; and (3) long-term equity compensation.

During 2008, for each element of executive compensation, the Committee considered a number of factors, such as the executive’s employment experience, performance of the executive during the period, performance of the Company during the period, achievement of Company performance targets set by the Board of Directors, demonstrated leadership, potential to enhance long-term stockholder value, information relating to marketplace competitiveness, current compensation levels, compensation history and prior equity awards. Since there are no static or fixed policies regarding the amount and allocation for each component or element of executive compensation, the determination and composition of total compensation is up to the discretion of the Committee and is decided on a year by year basis.

The measurement or assessment of performance of the individual named executive officer, and his demonstrated leadership and potential to enhance long-term stockholder value during 2008 was qualitative in nature, and was determined using the judgment and discretion of the Committee. During 2008, the measurement or assessment of the Company’s performance and the achievement of Company performance targets were primarily quantitative with respect to the elements of incentive based compensation, and are addressed in greater detail below. The factors relating to current compensation levels, compensation history and prior equity awards for each of the executive officers were primarily used to assist in evaluating the appropriate levels of compensation for each element of compensation for the 2008 fiscal year and any potential increase or decrease from the prior year levels.

The disparity in the levels of compensation for each element of compensation between the named executive officers reflects consideration of the executive’s roles and responsibilities, the executive’s tenure with the Company as well as the other factors mentioned above. The Committee evaluates these factors in establishing compensation for each named executive officer, individually.

The Committee considers the value of the entire compensation package when establishing the appropriate levels of compensation for each element. As such, amounts paid under one element of compensation may affect the amounts paid under another element of compensation. For example, the Company may reserve a significant portion of executive compensation for performance-based incentive programs, while allocating a comparatively lesser amount for fixed compensation elements. As noted above, however, the Company does not apply a formulaic approach to the allocation of specific elements within the total compensation package available to the named executive officers. The Committee exercises its judgment and discretion when approving the amount and allocation of each element of the total compensation package.

Base Salary

The Company provides the named executive officers with a base salary, which is comprised of a fixed amount of annual cash compensation. Base salary is a principal and common component of compensation for all employees of the Company. In setting base salaries for the named executive officers, the Committee considers a number of factors, including the executive’s prior salary history, current compensation levels, individual performance and marketplace competitiveness for executive officers.

The Committee considers changes to base salaries for the named executive officers on an annual basis. There are no formulaic increases, and for 2008, Mr. Ritchie did not receive an increase in base salary as the Committee determined that with the increase provided to Mr. Ritchie in 2007 his base salary remained competitive. The Committee approved increases in the base salaries effective April 1, 2008 for Mr. Gecht and Mr. Rosenzweig to $620,000 and $530,000, respectively. The adjustments reflected percentage increases of 8.8% and 3.9%, respectively and were approved following the Committee’s consultation with Mercer and its assessment of each of Messrs. Gecht’s and Rosenzweig’s target total cash compensation for fiscal year 2008 relative to the Company’s peer group and in light of the absence of any adjustments to Mr. Gecht’s or Mr. Rosenzweig’s base salaries in 2005, 2006 or 2007.

On April 3, 2009, the Committee approved and accepted the voluntary reduction of the annual base salaries of each of Messrs. Gecht, Rosenzweig and Ritchie by fifteen percent (15%) for Messrs. Gecht and Rosenzweig, to equal $527,000 and $450,500, respectively, and by ten percent (10%) for Mr. Ritchie, to equal $279,000. This reduction was volunteered by the named executive officers in support of the Company’s cost reduction activities due to deteriorating global economic and industry conditions provided that such voluntarily reduced base annual salaries would not be used in the calculation of any other benefits set forth in each named executive officer’s current employment agreement. The temporarily reduced base annual salaries of each of the named executive officers became effective as of April 16, 2009.

Performance-Based Incentive Compensation

The Company believes that a significant portion of executive compensation should be directly related to the Company’s overall financial performance, stock price performance and other relevant financial factors that affect stockholder value. Accordingly, the Company sets goals designed to link executive compensation to the Company’s overall performance and reserves the largest potential compensation awards for performance-based and incentive-based programs, which include both cash and equity awards.

Executive Incentive Plan

The executive incentive plan allows named executive officers to receive bonus compensation in the event certain specified corporate and individual performance measures are achieved. For fiscal year 2008, bonuses awarded under the executive bonus plan were weighted 80% based on Company performance and 20% based on individual performance. The total potential bonus for each of the named executive officers is calculated as a percentage of his base salary.

The Committee sets the percentage of base salary for each named executive officer’s target bonus based on its review of total compensation and the bonus programs at the Company’s peer group and its assessment of the past and expected future contributions of the named executive officers. The target bonus opportunity for the 2008 fiscal year for Mr. Gecht, Mr. Ritchie and Mr. Rosenzweig was 105%, 55% and 95% of annual base salary, respectively. In addition to correlating with similar positions at the Company’s peer group, the differentiation in percentages between Mr. Gecht, Mr. Ritchie and Mr. Rosenzweig correlate with their level of responsibility within the Company.

The Company performance measures for determining bonuses for 2008 were equally weighted between the Company’s total annual revenue and operating income and were approved by the Committee based on information provided by Executive Management. For fiscal year 2008, the Company’s total annual revenue and operating income targets were $630,000,000 and $74,762,000, respectively. In determining the bonus compensation awarded to each executive officer, the executive incentive plan requires threshold performance of both 94% of the total annual revenue target and 79% of the operating income target. If the Company does not satisfy the thresholds, the named executive officers are not eligible to receive any bonus compensation with respect to Company performance. In the event threshold performance levels are exceeded, the named executive officers earn proportional awards linked to the Company’s performance. The proportional awards for the cash portion of bonus compensation tied to Company performance were subject to formulaic accelerators and decelerators, so that overachievement and underachievement of the target levels have a multiplier affect. For example, if the applicable target levels are exceeded, the executive officers earn bonuses that exceed their target cash bonuses by a factor of the percentage exceeding the target levels, up to a maximum of 200%. On the other hand, if the applicable target levels are not met, the actual cash bonuses are reduced by a factor of the percentage difference between the target levels and the actual levels of total annual revenue and net income.

For fiscal year 2008, the Committee assessed the performance of the Company by comparing the actual total fiscal year revenue and operating income results to the pre-determined target levels for each objective. During the first quarter of 2009, the Committee determined that the total fiscal year revenue and net income targets established by the Board of Directors were achieved at 88.9% and 55.6% of the respective total annual revenue and operating income target amounts, such that the executive incentive plan payout with respect to Company performance was at 0%.

Twenty percent of the target bonus under the executive incentive plan was payable based on the individual performance of the named executive officers. For 2008, the Committee set individual performance objectives for each named executive officer in line with the named executive officer’s roles and responsibilities for the Company. For Mr. Gecht, these objectives were subjective and related to the vision and strategy of the Company, the Company’s innovation and product leadership and Mr. Gecht’s leadership of the Company. Mr. Ritchie’s individual objectives were also subjective and related to financial performance and management, personnel development and compliance efforts. Mr. Rosenzweig’s individual objectives for 2008 related to product innovation, strategy execution, mentoring executives and evaluation of staffing. While the achievement of many of the individual performance objectives is subjective, each of the individual performance objectives were set by the Committee in a manner to require significant effort on the part of the named executive officers to achieve, and these objectives have not been set to be achieved with average performance. For fiscal year 2008, the Committee determined that no bonuses would currently be payable as a result of the Company’s performance. The Committee also determined that given current economic conditions, it did not currently intend to pay bonuses to the named executive officers based on the attainment of individual performance goals. The Committee noted, however, that it retained discretion to pay bonuses or adjust salaries at any time in the future based on, without limitation, individual performance or improved financial performance of the Company.

Incentive amounts to be paid under the performance-based programs may be adjusted by the Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Committee does not consider the effect of such events indicative of Company performance. Payments under the executive incentive plan are contingent upon continued employment and are at the discretion of the Committee. The Committee believes that the payment of bonuses under the executive incentive plan provides incentives necessary to retain the named executive officers and reward them for short-term Company performance.

Long-Term Performance-Based Equity Incentive Program

As indicated by its performance-based approach to compensation, the Company believes that equity ownership in the Company is important to closely align the interests of executive officers with those of Company stockholders and thereby promote incentives to achieve sustained, long-term revenue growth and profitability. To meet these objectives, the Company’s named executive officers have received restricted stock that vests based upon achieving the Company performance criteria described above.

Restricted stock that has been granted under this component is subject to forfeiture restrictions which lapse if the Company meets pre-determined, threshold performance levels and specific performance target levels each tied to total annual revenue and operating income, as determined by the Board each year, as mentioned above. If the Company does not achieve the financial targets specified by the Board, then the restrictions on vesting will remain in place until the threshold financial targets or plans have been met. To the extent vesting has been deferred because the Company had not yet met the financial targets for such fiscal year, upon the achievement of such financial targets or if the named executive officers continue to provide services to the Company for three years after the final date the restricted stock awards would have vested had the targets been met, the shares will vest.

Individual restricted stock grants under this component were made to each of our named executive officers during 2005 and 2006 under the Company’s 2004 Equity Incentive Plan. The forfeiture restrictions lapse over a three-and-a-half to four-year service vesting period in equal installments once the financial targets are met, and the restricted stock entitles the holder to receive dividends in an amount per restricted share, both vested and non-vested, equal to the dividends per share paid on the Company’s common stock. The financial objectives required to be met for the 2005 restricted stock awards to fully vest were met by the Company on November 30, 2008. The Committee has also determined that the financial targets for the 2006 restricted stock awards were met so that 25% of the restricted common stock vested on each of March 15, 2007 and March 15, 2008, and the remaining portion is subject to forfeiture in the event service to the Company is not continued through the date of vesting. Performance objectives were not met in 2008 with respect to the 2006 restricted stock grants; accordingly, 25% of the restricted common stock did not vest on March 15, 2009.

Please see the Option Exercises and Stock Vested in 2008 Table on page 66 of this Proxy Statement for restricted stock awards held by the named executive officers that vested during 2008.

On August 29, 2008, in connection with the previously completed review of historical stock option granting practices by the special committee of the Company’s Board of Directors and the settlement of related shareholder derivative litigation, each named executive officer entered into an Amendment of Stock Option Agreement and Stock Option Repayment Agreement with the Company. Under these agreements, Mr. Gecht, Mr. Rosenzweig and Mr. Ritchie forfeited options to purchase 282,248, 256,192 and 7,128 shares of Company common stock, respectively, having respective Hull-White values of $678,109, $593,684 and $17,392. In addition, each named executive officer amended outstanding options to reflect the measurement date determined by the special committee of the Board of Directors. Mr. Gecht and Mr. Rosenzweig also forfeited additional options to acquire 62,863 and 54,775 shares of Company common stock, respectively, as additional consideration for the settlement of the derivative litigation.

Discretionary Long-Term Equity Incentive Awards

The Company’s executive officers may receive an annual award of stock options, restricted stock and/or restricted stock units at the discretion of the Committee. Guidelines for the number of stock options, restricted stock and/or restricted stock unit awards granted to each executive officer are determined and approved by the Committee based upon several factors, including the individual’s performance, the Company’s performance and the value of the stock option at the time of grant. As a result, additional grants other than the annual award may be made in the event there are significant changes in the performance of the Company or the individual executive during the evaluation period. The Committee considers the same factors as described throughout this discussion when evaluating these long-term discretionary equity awards.

Restricted stock units granted to executive officers typically have a three-year annual vesting schedule, and stock options granted to executive officers typically have a three and a half year vesting schedule in order to provide an incentive for continued employment and generally expire seven years from the date of the grant. This term provides a reasonable time frame in which to align the executive officer with the price appreciation of the Company’s stock, while managing the potential dilution to stockholders more effectively, as compared to a more typical ten-year option term. The Company sets the exercise price of options granted under the Company’s stock plans equal to 100% of the fair market value of the underlying stock on the date of grant.

On February 15, 2008, the Committee approved awards of 116,677, 66,677 and 50,000 restricted stock units to Mr. Gecht, Mr. Rosenzweig and Mr. Ritchie, respectively, and options to purchase 350,000, 200,000 and 100,000 shares of the Company’s common stock, respectively, each with a grant date of February 26, 2008. The restricted stock units vest annually over three years and the stock options vest with respect to 33% of the shares subject to the options on February 26, 2009 and then in equal monthly installments over the subsequent two and a half years. The Committee determined the size of these equity grants, as well as the differentiation in size of grant, after reviewing the roles and responsibilities of each named executive officer, each executive’s total compensation, compensation information from the Company’s peer group and recommendations from Executive Management.

On January 29, 2009, the Committee approved an award to Mr. Ritchie of 20,000 restricted stock units with a grant date of January 30, 2009. The restricted stock units vest in equal installments on each of the first two anniversaries of the date of grant. The Committee granted the restricted stock units to Mr. Ritchie in recognition of his efforts and performance in the completion of a material real estate transaction. The Committee determined the number of Mr. Ritchie’s restricted stock unit based on its subjective evaluation of the benefit to the Company of the real estate transaction and Mr. Ritchie’s efforts in completing the transaction.

Severance Arrangements

Each named executive officer has entered into a three (3) year employment agreement with the Company, subject to automatic one-year renewals if not terminated by either party, which provide for severance benefits under certain events, such as a termination without cause or the executive resigning for good reason. The employment agreements are designed to promote stability and continuity of senior management.

In addition, the Company recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change of control. As a result, the employment agreements include provisions relating to the payment of severance benefits under certain circumstances in the event of a change of control. Under the change of control provisions, in order for severance benefits to be triggered, an executive must be involuntarily terminated without cause or the executive must leave for good reason within 24 months after a change of control. The Committee approved the employment agreements during 2006, which contain the severance benefits described below. The Committee considered information provided by Executive Management in concert with data from Mercer and used its discretion when approving each element and amount of the potential severance benefits payable to the named executive officers.

Information regarding applicable payments under such agreements for the named executive officers is provided under the headings “Employment Agreements” and “Potential Payments upon Termination or Change of Control” on page 67 of this Proxy Statement.

Other Elements of Compensation and Perquisites

There are no other material elements of compensation that the named executive officers receive. The named executive officers may not defer any component of any annual incentive bonus earned at this time and do not participate in another deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, named executive officers are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. In addition, the named executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

The Company also provides the Chief Executive Officer and the President with an automobile allowance during the term of their employment with the Company, as the Company in its sole discretion may from time to time make available.

Tax Considerations

Deductibility of Executive Compensation

As part of its performance-based compensation program, the Company aims to compensate the named executive officers in a manner that is tax effective for the Company. In practice, some of the annual compensation delivered by the Company is tax-qualified under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to each of the corporation’s named executive officers, other than the chief financial officer, as of the end of the fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Committee considers the impact of Section 162(m) when developing and implementing executive compensation programs, the Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Accordingly, the Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). The Committee has from time to time approved, and may in the future approve, compensation arrangements for certain officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation Recovery Policy

The Company does not have a policy to seek the reimbursement of cash bonus awards paid to an executive officer if such executive engages in misconduct that caused or partially caused a restatement of financial results. However, as previously disclosed, a Special Committee of the Board of Directors recommended certain remedial actions in connection with the Company’s investigation of its historical stock option practices which included the repayment of certain amounts by certain current and former directors and executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gill Cogan

Dan Maydan

Compensation of Executive Officers

Summary Compensation Table for 2008

The following table includes information concerning the compensation for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 of our executive officers (the “named executive officers”).

Name and principal position (a)	Year (b)	Salary (c)(1)	Bonus (d)(1)(4)	Stock awards (e)(2)	Option awards (f)(2)(3)	Non-equity incentive plan compensation (g)(1)(4)	Change in pension value and nonqualified deferred compensation earnings (h)	All other compensation (i)(1)(5)	Total (j)
Guy Gecht, Chief Executive Officer	2008	$607,500	$—	$1,481,993	$1,366,071	—	—	$8,300	$3,463,864
	2007	570,000	478,800	889,943	668,863	—	—	21,914	2,629,520
	2006	570,000	256,979	1,291,485	1,247,393	—	—	8,131	3,373,988
Fred Rosenzweig, President	2008	525,000	—	949,580	845,214			9,400	2,329,194
	2007	510,000	385,560	686,850	516,983	—	—	9,300	2,108,693
	2006	510,000	206,936	983,746	984,327	—	—	8,138	2,693,147
John Ritchie, Chief Financial Officer	2008	310,000	—	528,084	305,321			4,600	1,148,005
	2007	310,000	143,220	197,319	28,052	—	—	17,223	695,814
	2006	258,750	62,126	277,935	76,787	—	—	4,400	679,998

(1)	All cash compensation earned by each executive officer for fiscal years 2008, 2007 and 2006 is found in either the Salary, Bonus or All other compensation columns of this table. There were no deferred salaries or other compensation in 2008, 2007 or 2006.
(2)	Amounts included in the “Stock Awards” and “Option Awards” columns represent the compensation cost, except disregarding estimated forfeitures, that was recognized by us in the year ended December 31, 2008, 2007 and 2006 on all previously granted awards and options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments,” or “SFAS 123R.” See Note 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2008 regarding assumptions underlying valuation of equity awards.
(3)	In August 2008, certain options held by Messrs. Gecht, Rosenzweig and Ritchie were repriced in connection with the settlement of the derivative litigation, as set forth in the table below:

Name	Grant Date (corrected as required)	Number of Options Subject to Amendment	Original Exercise Price Per Share	Amended Exercise Price Per Share
Guy Gecht	06/08/99	110,000	$33.81	$48.38
	02/12/01	16,250	13.75	22.06
	09/05/03	61,250	19.45	23.89
Fred Rosenzweig	06/08/99	110,000	33.81	48.38
	02/12/01	7,000	13.75	22.06
	09/05/03	52,500	19.45	23.89
John Ritchie	08/21/03	20,500	19.45	19.98

In addition, Messrs. Gecht, Rosenzweig and Ritchie forfeited options to purchase 282,248, 256,192 and 7,128 shares of Company common stock, respectively, having a respective Hull-White value of $678,109, $593,684 and $17,392, as set forth in the table below.

Name	Grant Date (corrected as required)	Number of Surrendered Options	Hull-White Value	Total Value of Surrendered Options
Guy Gecht	06/08/99	55,228	$0.23	$12,702.44
	03/15/06	108,333	3.04	329,332.32
	09/05/03	61,250	1.92	117,600.00
	02/12/01	8,159	2.40	19,581.60
	04/25/02	30,250	4.04	122,210.00
	04/11/05	19,028	4.03	76,682.84

				$678,109.20

Fred Rosenzweig	06/08/99	58,502	$0.23	$13,455.46
	03/15/06	83,333	3.04	253,332.32
	03/13/01	10,000	2.27	22,700.00
	09/05/03	52,500	1.92	100,800.00
	02/12/01	3,723	2.40	8,935.20
	04/25/02	31,467	4.04	127,126.68
	04/25/02	16,667	4.04	67,334.68

				$593,684.34

John Ritchie	08/21/03	7,128	$2.44	$17,392.32

Messrs. Gecht and Rosenzweig also forfeited additional options to acquire 62,863 and 54,775 shares of Company common stock, respectively, as additional consideration for the settlement of the derivative litigation.
(4)	As a result of Company and individual performance during fiscal year 2008 and current economic conditions, no bonuses were payable to the named executive officers under the executive incentive plan. Amounts listed for fiscal year 2007 represent cash bonuses accrued in 2007 under the executive incentive plan and paid in February 2008 under bonus targets of 100% of base salary for Mr. Gecht, 90% of base salary for Mr. Rosenzweig and 55% of base salary for Mr. Ritchie. Amounts listed for fiscal year 2006 represent cash bonuses accrued in 2006 under the executive incentive plan and paid in March 2007 under bonus targets of 100% of base salary for Mr. Gecht, 90% of base salary for Mr. Rosenzweig and 40% of base salary for Mr. Ritchie. Each executive received performance-based restricted common stock awards in lieu of portions of the cash component of their respective bonuses for the 2006 plan year. The compensation cost recognized by the Company for these awards are included in the Stock Awards column.
(5)	For fiscal year 2008, includes auto allowances and 401(k) employer matching contributions, as indicated below. Includes $4,800 and $3,500 in auto allowance and 401(k) employer matching contributions, respectively, for Mr. Gecht. Includes $4,600 in 401(k) employer matching contributions for Mr. Ritchie. Includes $4,800 and $4,600 in auto allowance and 401(k) employer matching contributions, respectively, for Mr. Rosenzweig. For fiscal years 2007 and 2006, includes auto allowances, 401(k) employer matching contributions and employee stock plan matching bonuses.

2008 Grants of Plan-Based Awards Table

The following options, restricted stock awards, restricted stock units and non-equity incentive plan-based awards were granted during the fiscal year ended December 31, 2008 to each of our named executive officers.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name (a)	Grant Type (b)	Grant Date (c)	Board of Directors or Compensation Committee Approval Date (d)	Target ($) (f)	Maximum ($) (g)	All Other Stock Awards: Number of Shares of Stock or Units (#) (h)(2)	All Other Option Awards: Number of Securities Underlying Options (#) (i)	Exercise or Base Price of Option Awards ($/Sh) (j)	Grant Date Fair Value of Stock and Option Awards ($) (k)(4)
Guy Gecht	Restricted Stock Units	2/26/2008	2/15/2008			116,667			$1,852,672
	Stock Options(3)	2/26/2008	2/15/2008				350,000	$15.88	$1,952,956
	Annual Target Bonus			$651,000	$1,302,000
	Repriced Stock Options(5)	6/8/1999	8/28/2008				110,000	$48.38	$0
	Repriced Stock Options(5)	2/12/2001	8/28/2008				16,250	$22.06	$0
	Repriced Stock Options(5)	9/5/2003	8/28/2008				61,250	$23.89	$0

Fred Rosenzweig	Restricted Stock Units	2/26/2008	2/15/2008			66,667			$1,058,672
	Stock Options(3)	2/26/2008	2/15/2008				200,000	$15.88	$1,115,541
	Annual Target Bonus			$503,500	$1,007,000
	Repriced Stock Options(5)	6/8/1999	8/28/2008				110,000	$48.38	$0
	Repriced Stock Options(5)	2/12/2001	8/28/2008				7,000	$22.06	$0
	Repriced Stock Options(5)	9/5/2003	8/28/2008				52,500	$23.89	$0

John Ritchie	Restricted Stock Units	2/26/2008	2/15/2008			50,000			$794,000
	Stock Options(3)	2/26/2008	2/15/2008				100,000	$15.88	$557,771
	Annual Target Bonus			$170,500	$341,000
	Repriced Stock Options(5)	8/21/2003	8/28/2008				20,500	$19.98	$0

(1)	Amounts reported as “Target” and “Maximum” in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent amounts payable under the Company’s annual target bonus program. The maximum payable under the annual target bonus program is 200% of a participant’s target bonus. No bonuses were payable for fiscal year 2008.
(2)	Each restricted stock unit award vests with respect to one-third of the shares on the first, second, and third anniversaries of the date of grant.
(3)	Each option vests with respect to 33% of the shares subject thereto on the first anniversary of the date of grant and thereafter with respect to an additional 2.23% of the shares each month, with full vesting in 42 months from the date of grant.
(4)	Amounts included in the “Grant Date Fair Value of Stock or Option Awards” column represent the grant date fair value of the applicable award calculated in accordance with SFAS 123R or, with respect to repriced stock options, the incremental fair value of the applicable award as of the date of modification. See Note 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying valuation of equity awards.
(5)	Each repriced stock option is fully vested. Each stock option was repriced in connection with the completion of the historical stock option granting practices by the special committee of the Company’s board of directors, and the proposed settlement of related shareholder derivative litigation, each named executive officer entered into an Amendment of Stock Option Agreement and Stock Option Repayment Agreement with the Company as further described on pages 59-60 of this Proxy under the heading “Long-Term Performance-Based Equity Incentive Program”. The original exercise price of each repriced stock option is set forth in the footnote 3 of the Summary Compensation Table on page 63 of this Proxy.

Outstanding Equity Awards at 2008 Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at the fiscal year end December 31, 2008.

			Option Awards				Stock Awards
Name (a)	Vesting Commencement Date (b)		Number of securities underlying unexercised options exercisable (#) (c)	Number of securities underlying unexercised options unexercisable (#) (d)	Option exercise price per share ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested (#) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (j)
Guy Gecht	4/11/2005	(1)	197,639		$17.00	4/11/2012
	3/15/2006	(2)							36,110	$345,212
	2/26/2008	(3)		350,000	15.88	2/26/2015
	2/26/2008	(4)					116,667	$1,115,337

Fred Rosenzweig	4/25/2002	(1)	51,866		17.50	4/24/2012
	4/11/2005	(1)	166,667		17.00	4/25/2012
	3/15/2006	(2)							27,776	265,539
	2/26/2008	(3)		200,000	15.88	2/26/2015
	2/26/2008	(4)					66,667	637,337

John Ritchie	8/21/2003	(1)	13,372		19.98	8/21/2010
	4/18/2005	(1)	18,125		16.42	4/18/2012
	3/15/2006	(2)							8,000	76,480
	2/26/2008	(3)		100,000	15.88	2/26/2015
	2/26/2008	(4)					50,000	478,000

(1)	Option vests with respect to 25% of the shares subject thereto on the vesting commencement date and then at a rate of 2.5% of the total number of shares subject to the option per month over the next thirty months.
(2)	Restricted stock award vests at the rate of 25% on each anniversary of the vesting commencement date if specified performance targets are achieved.
(3)	Option vests with respect to 33% of the shares subject thereto on the first anniversary of the date of grant and thereafter with respect to an additional 2.23% of the shares each month, with full vesting in 42 months from the date of grant.
(4)	Restricted stock unit award vests with respect to one-third of the shares on the first, second and third anniversary of the date of grant.

Option Exercises and Stock Vested in 2008 Table

The following table includes certain information with respect to the options exercised and restricted stock awards vested by the named executive officers during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)
Guy Gecht			39,722	$519,597
Fred Rosenzweig			30,555	399,684
John Ritchie			9,000	117,565

Pension Benefits

The Company does not provide Pension Benefits to its employees.

Nonqualified Deferred Compensation

The Company historically has not provided nonqualified deferred compensation to its employees.

Employment Agreements

We have entered into an employment agreement with each of our named executive officers. The employment agreements, each effective as of August 1, 2006, have an initial term of three years and will automatically renew for additional one year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Each named executive officer’s employment with the Company is at-will, and either party may terminate the employment relationship at any time for any reason, with or without cause and with or without notice.

Each employment agreement provides, among other things, that:

•	the named executive officer shall be eligible for bonuses under the annual management bonus plan as approved by the Committee;

•	the named executive officer is eligible to receive stock options under the Company’s stock option program and additional equity awards based on the named executive officer’s performance;

•

in the event that prior to or within two years following a change in control, the Company terminates the named executive officer’s employment without cause or the named executive officer voluntarily terminates his employment for good reason, the named executive officer is eligible for severance benefits consisting of salary continuation, a pro-rata bonus, employer subsidized health benefit continuation under COBRA and outplacement services;

•

if the named executive officer becomes entitled to receive severance, the vesting of the named executive officer’s unvested stock options and equity awards shall be either partially or fully accelerated and the post-termination exercise period for stock options shall be extended;

•

if the named executive officer is required to pay tax penalties under Section 409A of the Internal Revenue Code in connection with his receipt of the severance benefits, the Company shall pay the named executive officer a gross up payment to hold the named executive officer harmless, on an after-tax basis, for any such penalties; and

•	the named executive officer is subject to a non-solicitation covenant during his employment and for one year following termination of employment.

Potential Payments upon Termination or Change of Control

The section below describes the potential payments that may be made to our named executive officers upon termination or a change of control, pursuant to their employment agreements or otherwise.

The tables below estimate the quantitative benefits that would have accrued to each of our named executive officers employed by us on December 31, 2008. The estimate of quantitative benefits that would have accrued to each of our named executive officers employed by us on December 31, 2008 assumes certain events as of December 31, 2008, uses the closing sales price of our common stock on such date ($9.56), and assumes the named executive officers could have exercised stock options and sold such underlying shares. Receipt of these benefits is subject to the Company’s receipt of an executed separation agreement and full release of all claims from the named executive officer. We cannot assure you that a termination or change of control would produce the same or similar results as those described below if such event were to occur on any other date or at any other price, or if any assumption is not correct in fact.

The table below provides information concerning potential payments to our named executive officers upon termination by us without cause or termination by the named executive officer for good reason, other than within the 24 month period commencing on a change in control.

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and awards ($)(4)	Total ($)
Guy Gecht	$1,891,000	$35,000	$24,103	$379,217	$2,329,319
Fred Rosenzweig	1,298,500	35,000	24,411	216,697	1,574,607
John Ritchie	635,500	35,000	24,411	162,520	857,431

(1)	The amount shown is the lump sum severance payment that consists of 24 months of base salary for Mr. Gecht and 18 months for each of Messrs. Ritchie and Rosenzweig, plus an amount equal to the bonus that the named executive officer would have earned in 2008. If the named executive officer is terminated during the year, the bonus is prorated for the portion of the year that the named executive officer was with the Company.
(2)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months.
(4)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to the accelerated vesting of options and restricted stock awards with respect to that number of shares that would otherwise have vested during the six month period following the termination date. For options and awards that vest on an annual basis, credit is given as if the vesting accrued monthly. The value of the accelerated options and awards is calculated based on the Company’s closing stock price at December 31, 2008 of $9.56 per share. The number of stock options and restricted stock awards/units subject to acceleration for each named executive officer upon termination without cause by us or upon termination by the named executive officer for good reason, are as follows:

Name	Stock Options (#)	Restricted Stock awards/units (#)
Guy Gecht	146,766	39,667
Fred Rosenzweig	83,866	22,667
John Ritchie	41,933	17,000

The table below provides information concerning potential payments to our named executive officers upon termination without cause by us, or upon termination for good reason by the named executive officers, within 24 months following a change of control.

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and awards ($)(4)	Total ($)
Guy Gecht	$2,511,000	$35,000	$24,103	$1,460,548	$4,030,651
Fred Rosenzweig	1,563,500	35,000	24,411	902,875	2,525,786
John Ritchie	790,500	35,000	24,411	554,480	1,404,391

(1)	The amount shown is the lump sum severance payment that consists of 36 months of base salary for Mr. Gecht and 24 months for each of Messrs. Ritchie and Rosenzweig, plus an amount equal to the bonus that the named executive officer would have earned in 2008.
(2)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to outplacement services up to a maximum of $35,000.

(3)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months.
(4)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to accelerate vesting on 100% of all unvested options, and restricted stock awards and units as of their termination date. The value of the accelerated options and awards is calculated based on the Company’s closing stock price at December 31, 2008 of $9.56 per share. The number of stock options and restricted stock awards/units subject to acceleration for each named executive officer upon a change of control are as follows:

Name	Stock Options (#)	Restricted Stock awards/units (#)
Guy Gecht	350,000	152,777
Fred Rosenzweig	200,000	94,443
John Ritchie	100,000	58,000

If any of the severance payments set forth in the tables above constitutes a deferral of compensation subject to tax under Section 409A of the Internal Revenue Code, the Company will pay the named executive officer a gross-up payment such that after the payment of all taxes on the gross-up payment, the named executive officer retains an amount equal to the taxes imposed under Section 409A, including interest and penalties, imposed on the severance pay.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2008 concerning securities that are authorized under equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,927,271	(1)	$21.67	903,760	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	7,927,271		21.67	903,760

(1)	Includes options outstanding as of December 31, 2008, representing 78,840 shares with an average exercise price of $156.39 per share, that were assumed in connection with business combinations.
(2)	Includes 556,130 shares available under our 2007 Equity Incentive Award Plan and 337,630 shares available under our 2000 Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K, as amended, for that year.

The Audit Committee has reviewed and discussed these audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2008 for filing with the SEC.

Submitted by the Audit Committee

of the Board of Directors:

Richard A. Kashnow

James S. Greene

Thomas Georgens

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Report of the Compensation Committee” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ BRYAN KO
Bryan Ko
Secretary

Dated:                 , 2009

APPENDIX A

ELECTRONICS FOR IMAGING, INC.

AMENDED AND RESTATED

2000 EMPLOYEE STOCK PURCHASE PLAN

Original Effective Date: August 1, 2000

Amended and Restated: April 21, 2009

1.	PURPOSE.

(a) The purpose of this Amended and Restated 2000 Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Electronics For Imaging, Inc., a Delaware corporation (the “Company”), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company. This Plan amends and restates in its entirety the 2000 Employee Stock Purchase Plan, as amended.

(b) The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

2.	ADMINISTRATION.

(a) The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a committee as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)	To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

(ii)	To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(iii)	To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv)	To amend the Plan as provided in paragraph 13.

(v)	Generally, to exercise such powers and to perform such acts as the Board or the Committee deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.	SHARES SUBJECT TO THE PLAN.

(a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the aggregate number of shares of the Company’s common stock (the “Common Stock”) reserved for issuance under the Plan shall be six million one hundred fifty-four thousand five hundred nine (6,154,509).

(b) The stock subject to the Plan may be unissued, or reacquired, shares of Common Stock, bought on the market or otherwise.

4.	GRANT OF RIGHTS; OFFERING.

(a) The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.

(b) If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised.

5.	ELIGIBILITY.

(a) Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is for more than twenty (20) hours per week and more than five (5) months per calendar year.

(b) The Board or the Committee may provide that each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the

Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i)	the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

(ii)	the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii)	the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.

(c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board or the Committee may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6.	RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding ten percent (10%) of such employee’s Earnings (as defined by the Board for each Offering) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one or more dates during an Offering (each of which is hereinafter referred to as a “Purchase Date”) on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.

(b) In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(c) The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

(i)	an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

(ii)	an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee’s Earnings (as defined by the Board for each Offering) during the Offering. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.

(b) At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s right to acquire Common Stock under that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

(c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of a participant’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.

(d) Rights granted under the Plan shall not be transferable by a participant other than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14, and during a participant’s lifetime, shall be exercisable only by such participant.

8.	EXERCISE.

(a) On each Purchase Date specified in the relevant Offering, each participant’s accumulated payroll deductions and any other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. Unless otherwise provided for in the applicable Offering, no fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Purchase Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of Common Stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.

(b) No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised then all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9.	COVENANTS OF THE COMPANY.

(a) During the terms of the rights granted under the Plan, the Company shall at all times make reasonable efforts to keep available the number of shares of stock required to satisfy such rights, provided that this section shall not require the Company to take any action that would result in adverse tax, accounting or financial consequences to the Company.

(b) The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock to participants pursuant to rights granted under the Plan shall constitute general funds of the Company.

11.	RIGHTS AS A STOCKHOLDER.

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant’s shares acquired upon exercise of rights hereunder are recorded in the books of the Company (or its transfer agent).

12.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then, as determined by the Board in its sole discretion, (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants’ accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering terminated.

13.	AMENDMENT OF THE PLAN.

(a) The Board or the Committee at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment if such amendment requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act.

(b) The Board or the Committee may amend the Plan in any respect the Board or the Committee deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

(c) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

14.	DESIGNATION OF BENEFICIARY.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death during an Offering.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice in the form prescribed by the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board or the Committee in its discretion, may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

16.	EFFECTIVE DATE OF PLAN.

The Plan initially became effective on August 1, 2000 (the “Effective Date”). The Plan, as amended and restated herein, shall become effective as of April 21, 2009, but no rights granted under the amended portions of the Plan shall be exercised unless and until the amendment and restatement of the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the amendment and restatement of the Plan is adopted by the Board.

APPENDIX B

ELECTRONICS FOR IMAGING, INC.

2009 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Electronics For Imaging, Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4 or Section 2.4(b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(i) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the committee of the Board described in Article 12.

2.7 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

2.8 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.9 “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.4.

2.10 “Director” means a member of the Board, or as applicable, a member of the board of directors of a Subsidiary.

2.11 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

2.12 “Dividend Equivalents” means a right granted to a Participant pursuant to Section 8.2 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.13 “Effective Date” shall have the meaning set forth in Section ARTICLE 13.

2.14 “Eligible Individual” means any person who is an Employee, a Consultant or an Independent Director, as determined by the Committee.

2.15 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.

2.16 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” means, as of any given date, (a) if Stock is traded on any established stock exchange, the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Stock is not traded on an exchange but is quoted on a national market or other quotation system, the last sales price on such date, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) if Stock is not publicly traded, the fair market value established by the Committee acting in good faith (understanding that if an Option or Stock Appreciation Right is intended by the Committee to be exempt from Section 409A of the Code, the fair market value shall be established using a method that complies with Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder).

2.19 “Full Value Award” means any Award other than an Option or other Award for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company).

2.20 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.21 “Independent Director” means a Director who is not an Employee.

2.22 “Non-Employee Director” means a Director who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

2.23 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.24 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.25 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.26 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Article 6 or 8, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

2.27 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

2.28 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.29 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.30 “Performance Share” means a right granted to a Participant pursuant to Section ARTICLE 8, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.31 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.32 “Plan” means this Electronics For Imaging, Inc. 2009 Equity Incentive Award Plan, as it may be amended from time to time.

2.33 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.34 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.35 “Restricted Stock Unit” means an Award granted pursuant to Section 8.5.

2.36 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.37 “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

2.38 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.39 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.3(b).

2.40 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 11 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is five million (5,000,000). No more than five million (5,000,000) shares of Stock may be issued upon the exercise of Incentive Stock Options.

(b) To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(a), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Employee shall be (i) two million (2,000,000) as to Awards granted to an Employee during the fiscal year of the Company in which the Employee is initially employed by the Company or any Subsidiary and (ii) one million (1,000,000) as to Awards granted to an Employee during any subsequent fiscal year of the Company.

ARTICLE 4.

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan.

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.

4.3 Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.2 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

ARTICLE 5.

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(c), the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale). The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(d) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section ARTICLE 5, must comply with the provisions of this Section 5.1(d).

(a) Expiration. Subject to Section 5.2(b), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) Three months after the Participant’s termination of employment as an Employee; and

(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(e) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(f) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

ARTICLE 6.

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Issuance and Restrictions. Subject to Section 10.6, Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that, except as otherwise provided by Section 10.6, the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7.

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.

7.2 Payment and Limitations on Exercise.

(a) Subject to Sections 7.2(a) payment of the amounts determined under Sections 7.1(a) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement.

(b) To the extent any payment under Section 7.1(a) is effected in Stock, it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options

ARTICLE 8.

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents.

(a) Any Eligible Individual selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.

(b) Dividend Equivalents granted with respect to Options or SARs that are intended to be Qualified Performance-Based Compensation shall be payable, with respect to pre-exercise periods, regardless of whether such Option or SAR is subsequently exercised.

8.4 Stock Payments. Any Eligible Individual selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock. Any Eligible Individual selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee subject to Section 10.6. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.

8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate subject to Section 10.6. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company shall, subject to Section 10.5(a), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

8.7 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock or Restricted Stock Units shall be set by the Committee in its discretion.

8.8 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments or Restricted Stock

Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.9 Exercise upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock or Restricted Stock Units may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.10 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.11 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9.

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10.

PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee (or the Board in the case of Awards granted to Independent Directors). The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

10.4 Beneficiaries. Notwithstanding Section 10.2, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.6 Full Value Award Vesting Limitations. Notwithstanding any other provision of this Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 10% of the shares of Stock available pursuant to Section 3.1(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

10.7 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

ARTICLE 11.

CHANGES IN CAPITAL STRUCTURE

11.1 Adjustments.

(a) In the event of any combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock other than an Equity Restructuring, the Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.2); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section ARTICLE 11 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.1(c)(ii) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 11.1 and 11.1(a):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. The adjustments provided under this Section 11.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3).

11.2 Acceleration Upon a Change in Control. Notwithstanding Section ARTICLE 11, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then at least ten days prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Company subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 11.1(c)(ii), this Section 11.1(c)(ii) shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect.

11.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 12.

ADMINISTRATION

12.1 Committee. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in this Plan shall be deemed to refer to the Board. The Board, at its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, may delegate administration of the Plan to a Committee consisting of two or more members of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a Non-Employee Director and an “independent director” under the rules of the NASDAQ Global Select Market (or other principal securities market on which shares of Stock are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section ARTICLE 12 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 12.4. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

12.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

12.5 Delegation of Authority. To the extent permitted by applicable law, the Board may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) Employees who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.4 shall serve in such capacity at the pleasure of the Board.

ARTICLE 13.

EFFECTIVE AND EXPIRATION DATE

13.1 Effective Date. The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be deemed to be approved by the stockholders if it is approved either:

(a) By a majority of the votes cast at a duly held stockholders meeting at which a quorum representing a representing a majority of outstanding voting stock is, either in person or by proxy, present and voting on the plan; or

(b) By a method and in a degree that would be treated as adequate under Delaware law in the case of an action requiring stockholder approval.

13.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the Effective Date, except that no Incentive Stock Options may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is approved by the Board or (b) the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 14.

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 Amendment, Modification, and Termination. Subject to Section 15.13, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, or (iii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option may be amended to reduce the per share exercise price of the shares subject to such Option below the per share exercise price as of the date the Option is granted and, except as permitted by Article 11, no Option may be granted in exchange for, or in connection with, the cancellation or surrender of an Option having a higher per share exercise price.

14.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 15.13, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15.

GENERAL PROVISIONS

15.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

15.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

15.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

15.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries. Unless otherwise determined by the Committee, the expenses of exercising an Award or purchasing or trading the underlying shares of Stock of an Award and any similar expenses shall be borne solely by the Participant.

15.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

15.14 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the

Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

*  *  *  *  *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Electronics For Imaging, Inc. on             , 2009.

*  *  *  *  *

I hereby certify that the foregoing Plan was approved by the stockholders of Electronics For Imaging, Inc. on             , 2009.

Executed on this             day of             , 2009.

Corporate Secretary

SAMPLE PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ELECTRONICS FOR IMAGING, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 19, 2009

The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated            , 2009, and hereby appoints Guy Gecht and Bryan Ko, or either of them, his or her proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the 2009 Annual Meeting of Stockholders of ELECTRONICS FOR IMAGING, INC. to be held on Friday, June 19, 2009 at 9:00 a.m., Pacific Time, at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404, and at any adjournment or adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders of ELECTRONICS FOR IMAGING, INC., or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2009: The Company’s Proxy Statement dated            , 2009 and Annual Report for the fiscal year ended December 31, 2008 are available electronically at www.efi.com/irProxy.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE	SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

June 19, 2009

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

ê    Please detach along perforated line and mail in the envelope provided.    ê

■

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ■

1. ELECTION OF DIRECTORS:
NOMINEES:
☐	FOR ALL NOMINEES	o	Gill Cogan
		o	Guy Gecht
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o	Thomas Georgens
		o	James S. Greene
		o	Richard A. Kashnow
		o	Dan Maydan
		o	Fred Rosenzweig
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

2. To approve the amendment and restatement of the Company’s Amended 2000 Employee Stock Purchase Plan to provide for an increase in the number of shares authorized for issuance pursuant to such plan.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3. To approve the 2009 Equity Incentive Award Plan and the reservation of an aggregate of 5,000,000 shares of the Company’s common stock for issuance pursuant to such plan.

☐	FOR

☐	AGAINST

☐	ABSTAIN

4. To approve a one-time fair value option exchange program for employees other than our named executive officers.

☐	FOR

☐	AGAINST

☐	ABSTAIN

5. To approve a one-time fair value option exchange program for our named executive officers, exchanging time-based stock options for performance-based awards.

☐	FOR

☐	AGAINST

☐	ABSTAIN

6. To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

☐	FOR

☐	AGAINST

☐	ABSTAIN

7. In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF ALL THE NOMINEES FOR DIRECTORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■